Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281222

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 2, 2024)

7,000,000 Units

 % Tangible Equity Units

We are offering $350,000,000 of  % tangible equity units (the “Units”). The 7,000,000 Units each have a stated amount of $50.00. Each Unit is comprised of (i) a prepaid stock purchase contract and (ii) a senior amortizing note due February 1, 2029, in each case issued by us. Each amortizing note will have an initial principal amount of $     and a final installment payment date of February 1, 2029.

Unless settled earlier at your option or at our option or earlier redeemed by us as described herein, on February 1, 2029 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle. Until the second scheduled trading day immediately preceding February 1, 2029, you may settle your purchase contracts early only under the following circumstances: (1) on or after May 1, 2026, on the second trading day immediately following the last trading day of any 20 consecutive trading day period during which the closing price of our common stock, par value $0.05 per share (“common stock”), has been greater than or equal to 110% of the “threshold appreciation price” (as defined herein) then in effect on each trading day in such 20 consecutive trading day period; (2) on or after May 1, 2026, during the five business day period after any ten consecutive trading day period (the “measurement period”) in which (x) the “trading price” (as defined herein) per Unit for each trading day of the measurement period was less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each such trading day and (y) the closing price of our common stock on each trading day of the measurement period was less than 70% of the “reference price” (as defined herein) on each such trading day; or (3) upon the occurrence of specified corporate events. On the mandatory settlement date (as defined herein) or, if settled early at your option in accordance with the foregoing conditions, we will deliver a number of shares of our common stock per purchase contract based on the “applicable market value” (as defined herein) of our common stock as set forth below:

•	if the applicable market value is greater than or equal to the threshold appreciation price, which is $ , you will receive shares of common stock for each purchase contract;

•

if the applicable market value is greater than the reference price, which is approximately $    , but less than the threshold appreciation price, you will receive a number of shares of our common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

•	if the applicable market value is less than or equal to the reference price, you will receive shares of our common stock for each purchase contract.

Notwithstanding the foregoing, if a “fundamental change” (as defined herein) occurs at any time prior to the second scheduled trading day immediately preceding February 1, 2029, you may settle your purchase contracts early, and if you so elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock per purchase contract equal to the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts prior to February 1, 2029 at the “early mandatory settlement rate” (as defined herein). In addition, (i) if the closing of the PAG Acquisition (as defined herein) has not occurred on or prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described herein, by delivering notice during the five business day period immediately following October 29, 2026 and (ii) if the Purchase Agreement (as defined herein) is terminated prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described herein by delivering notice on or prior to the 40th scheduled trading day immediately preceding October 29, 2026 or during the five business day period immediately following October 29, 2026 (in each case, a “merger termination redemption”).

The amortizing notes will pay you quarterly cash installments of $    per amortizing note, which cash payment in the aggregate will be equivalent to     % per year with respect to each $50.00 stated amount per Unit. The amortizing notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. If we elect to exercise our early mandatory settlement right or to effect a merger termination redemption, you will have the right to require us to repurchase some or all of your amortizing notes.

We have applied to list the Units on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “VSECU,” subject to satisfaction of its minimum listing standards with respect to the Units. If the Units are approved for listing, we expect trading on Nasdaq to begin within 30 calendar days after the Units are first issued.

Concurrently with this offering of Units, we are offering $650,000,000 of shares of our common stock (or up to $747,500,000 of aggregate shares if the underwriters for that offering exercise their option to purchase additional shares of common stock) pursuant to a separate prospectus supplement (the “Common Stock Offering”). Assuming an offering price of $218.57 per share, the last reported sale price of our common stock on Nasdaq on January 30, 2026, we expect to offer 2,973,876 shares of common stock in the Common Stock Offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities offered in the Common Stock Offering.

On January 29, 2026, we entered into a stock purchase agreement (the “Purchase Agreement”) with VSE Mach HoldCo Acquisition Corp. (“Rollover Purchaser”), a direct, wholly-owned subsidiary of VSE, VSE Mach Acquisition Corp. (“Cash Purchaser”), a direct, wholly-owned subsidiary of Rollover Purchaser, GenNx/PAG IntermediateCo Inc. (“PAG HoldCo”), and GennX360 PAG Buyer, LLC (“Seller”), pursuant to which we will acquire all of the capital stock of PAG HoldCo, which is the parent company of PAG Holdings Corp. (d/b/a Precision Aviation Group) (“PAG”), a portfolio company of GenNx360 Capital Partners (“GenNx”) (the “PAG Acquisition”). See “Prospectus Supplement Summary––Recent Developments—Pending PAG Acquisition.” We intend to use the net proceeds from this offering and the Common Stock Offering to fund a portion of the purchase price of the PAG Acquisition. The completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Common Stock Offering is contingent on the consummation of the PAG Acquisition or any Financing Transactions (as defined herein) relating thereto. If the PAG Acquisition is not consummated, we intend to use the net proceeds from this offering, after payment of any cash redemption amount and repurchase price, and the Common Stock Offering for general corporate purposes, which may include the repayment of outstanding indebtedness. See “Use of Proceeds.”

Our common stock is listed on Nasdaq under the symbol “VSEC.” On January 30, 2026, the closing price of our common stock on Nasdaq was $218.57 per share.

Investing in the Units involves risks that are described in the “Risk Factors” section beginning on page S-16 of this prospectus supplement.

PRICE $     PER UNIT

	Per Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
(1) See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase, exercisable within a 30-day period, up to an additional 1,050,000 Units, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Units to purchasers in book-entry form on or about February    , 2026, which will be the second business day following the initial trade date for the Units (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Units prior to the business day preceding the settlement date will be required, by virtue of the fact that the Units initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Units who wish to trade the Units prior to the business day preceding the settlement date should consult their own advisors.

Joint Book-Running Managers

Jefferies	RBC Capital Markets

The date of this prospectus supplement is     , 2026.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, dated August 2, 2024, including the documents incorporated by reference therein, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. This prospectus supplement contains information about the Units offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in any of the Units offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with the additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not, and the underwriters have not, authorized anyone to provide you with different information. No dealer, salesperson or any other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the Units in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are offering to sell the Units only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “VSE” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, prior to the PAG Acquisition, unless we state otherwise or the context indicates otherwise.

S-ii

BASIS OF PRESENTATION

Unless otherwise specified or the context requires otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, (1) does not give effect to any of the Financing Transactions, (2) when giving effect to this offering or the Common Stock Offering, assumes that the underwriters for this offering and the underwriters for the Common Stock Offering do not exercise their respective options to purchase additional shares of our common stock or additional Units, respectively, from us and (3) when giving effect to the PAG Acquisition, assumes there are no adjustments to (a) the Cash Consideration (as defined below), resulting in the $1.75 billion anticipated Cash Consideration, or (b) the Stock Consideration (as defined below).

Although (1) the PAG Acquisition has not yet occurred and, if completed, will not occur until after the closing of this offering and the closing of the Common Stock Offering, (2) this offering and the Common Stock Offering are not contingent upon the completion of the Financing Transactions and (3) the indebtedness to be incurred in certain of the Financing Transactions may not be incurred if the PAG Acquisition is not consummated or is not consummated by a specified date, the unaudited pro forma condensed combined financial information and certain of the as adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus gives pro forma effect to this offering, the Common Stock Offering, the PAG Acquisition and the Financing Transactions as if we had completed all such transactions as of September 30, 2025, in the case of balance sheet data, and as of January 1, 2024, in the case of income statement data, unless otherwise specified. The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement and the accompanying prospectus is included in our Current Report on Form 8-K filed with the SEC on February 2, 2026 and may be obtained as described in this prospectus supplement under the headings “Where You Can Find Additional Information” and “Incorporation We Incorporate by Reference.” Certain pro forma and as adjusted information included in this prospectus supplement has been calculated on the basis of assumptions made by our management at the time such information was prepared. For example, such unaudited pro forma condensed combined financial information and other adjusted information reflects assumptions regarding (a) the amount of proceeds we will receive from, and certain pricing and other terms of, the Financing Transactions, this offering and the Common Stock Offering, (b) the number of securities to be issued in connection with this offering and the Common Stock Offering and (c) the terms on which the PAG Acquisition will be completed. As a result, purchasers in this offering should not place undue reliance on the pro forma and as adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus because this offering is not contingent upon completion of any of the other transactions reflected in that information.

All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our expectations regarding the offering of Units, including the expected timing, terms, size and use of proceeds, our expectation that we will complete the proposed offering, our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this prospectus supplement, the accompanying prospectus, any related free writing prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond our control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation, risks related to:

•	the performance of the aviation aftermarket;

•	global economic and political conditions;

•	supply chain delays and disruptions;

•	competition from existing and new competitors;

•	losses related to investments in inventory and facilities;

•	interruptions in our operations;

•	challenges related to workforce management or any failure to attract or retain a skilled workforce;

•	our ability to consummate the PAG Acquisition within the time frame we expect, if at all;

•

our ability to realize the expected strategic benefits and cost synergies from the PAG Acquisition, after taking into account any business disruption, maintenance of customer, employee, or supplier relationships, management distraction during the integration process or other factors beyond our control;

•	the accuracy of our assumptions relating to the PAG Acquisition;

•	the significant expenses that have been incurred and will be incurred in connection with the PAG Acquisition, whether or not the PAG Acquisition is completed;

•	our ability to finance the PAG Acquisition on acceptable terms, or at all;

S-iv

•

our ability to consummate, successfully integrate, and achieve the strategic and other objectives, including any expected synergies, relating to recently completed acquisitions, including the acquisition of Aero 3 (as defined below);

•	access to and the performance of third-party package delivery companies;

•	prolonged periods of inflation and our ability to mitigate the impact thereof;

•	future business conditions resulting in impairments;

•	our ability to successfully divest businesses and to transition facilities in connection therewith;

•	our work on large government programs;

•	health epidemics, pandemics and similar outbreaks;

•	compliance with government rules and regulations, including tariffs and environmental and pollution risk;

•	our ability to mitigate the impacts of increased costs related to tariffs;

•	litigation and legal actions arising from our operations;

•	technology and cybersecurity threats and incidents;

•	our outstanding indebtedness, including the expected increase in indebtedness upon completion of the PAG Acquisition;

•	market volatility in the debt and equity capital markets;

•	our ability to continue to pay dividends at current levels or at all;

•	our published financial guidance;

•	our preliminary financial estimates, which represent management’s current estimates and are subject to change;

•	dilution to our stockholders related to any Financing Transactions, including the Common Stock Offering and this offering;

•

restrictions and limitations that may stem from financing arrangements we enter into or assume in the future, or from the redemptions and repurchases we may undertake if the PAG Acquisition is not consummated;

•

our expected use of proceeds from this offering and the Common Stock Offering, particularly the broad discretion of our management to use the net proceeds of the Common Stock Offering if the PAG Acquisition is not consummated; and

•

the other factors identified in our reports filed or expected to be filed with the SEC, and incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025.

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed with the SEC and incorporated by reference herein. Any document incorporated by reference in this prospectus supplement and the accompanying prospectus may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

S-v

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, in addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we present estimated “Adjusted EBITDA” for the three and twelve month periods ended December 31, 2025.

Adjusted EBITDA is a non-GAAP financial measure that we consider to be an important indicator of performance and a useful metric for management and investors to evaluate our business’ ongoing operating performance on a consistent basis across reporting periods. This non-GAAP financial measure, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Estimated Adjusted EBITDA for the three and twelve month periods ended December 31, 2025 represents estimated consolidated operating income before depreciation and amortization expenses and excluding other non-recurring adjustments for such periods.

We believe that presenting estimated Adjusted EBITDA for the three and twelve month periods ended December 31, 2025 aids in making period-to-period comparisons and is a meaningful indication of our actual and estimated operating performance. Our management utilizes and plans to utilize this non-GAAP financial information to compare our operating performance to comparable periods and to internally prepared projections. Our presentation of estimated Adjusted EBITDA may not be the same as or comparable to similar non-GAAP measures presented by other companies, which could reduce the usefulness of our estimated Adjusted EBITDA for comparison.

For more information regarding our estimated Adjusted EBITDA for the three and twelve month periods ended December 31, 2025, including a reconciliation to the closest comparable and available estimated GAAP measure for such periods, see “Prospectus Supplement Summary—Recent Developments—Preliminary 2025 Results.”

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. We urge you to read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leading provider of aviation parts distribution and maintenance, repair and overhaul (“MRO”) services for air transportation assets for commercial and business and general aviation aftermarkets. Following the sales of our Fleet segment in April 2025 and Federal and Defense segment in February 2024, management of our business operations is conducted under a single reportable operating segment: Aviation.

We were incorporated in Delaware in 1959. As of September 30, 2025, we employed approximately 1,272 employees.

Aviation Segment

Our Aviation segment is a leading provider of aftermarket parts distribution and MRO services for components and engine accessories supporting commercial, business and general aviation operators. This business offers a range of services to a diversified global client base of commercial airlines, regional airlines, air cargo transporters, MRO integrators and providers, aviation manufacturers, corporate and private aircraft owners, and fixed-based operators.

Recent Developments

Preliminary 2025 Results

Preliminary estimates of our operating results for the fiscal year and quarter ended December 31, 2025 are presented below. We have not yet finalized our operating results for this period, and our consolidated financial statements as of and for the fiscal year and quarter ended December 31, 2025 are not expected to be available until after this offering is completed. Consequently, our actual operating results as of and for the fiscal year and quarter ended December 31, 2025 will not be available prior to this offering.

Our actual operating results remain subject to the completion of our year-end closing process, which includes review by management and our audit committee, and procedures by our independent registered public accountants. While carrying out such procedures, we may identify items that would require us to make adjustments to the preliminary estimates of our operating results set forth below. As a result, our actual operating results could be outside of the ranges set forth below and such differences could be material. Therefore, you should not place undue reliance on these preliminary estimates of our operating results. See “Cautionary Note Regarding Forward-Looking Statements.”

The preliminary estimates of our operating results included below have been prepared by, and are the responsibility of, our management. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates of our operating results. Accordingly, Grant Thornton LLP expresses no opinion or any other form of assurance with respect thereto. The information presented herein should not be considered a substitute for the financial information we file with the SEC in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We have no intention or obligation to update the preliminary estimates of our operating results set forth below prior to the release of our consolidated financial statements as of and for the fiscal year and quarter ended December 31, 2025.

•

We currently estimate consolidated revenue for the three and twelve months ended December 31, 2025 to be approximately $290 million to $304 million and approximately $1,101 million to $1,115 million, respectively.

•

We currently estimate consolidated operating income for the three and twelve months ended December 31, 2025 to be approximately $27 million to $34 million and approximately $84 million to $91 million, respectively.

•

We currently estimate consolidated Adjusted EBITDA for the three and twelve months ended December 31, 2025 to be approximately $45 million to $53 million and approximately $176 million to $184 million, respectively.(1)(2)

(1)

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, see “Non-GAAP Financial Measures” in this prospectus supplement. Because our actual operating results remain subject to the completion of our year-end closing process, we consider our estimate of Adjusted EBITDA to be a forward-looking non-GAAP financial measure. We have provided the reconciliations below based on the information that is currently available to us as of the date of this prospectus supplement.

(2)	Reconciliation of estimated operating income to estimated Adjusted EBITDA:

In millions	Three Months Ended December 31, 2025			Year Ended December 31, 2025
Estimated operating income	~$27	to	~$34	~$84	to	~$91
Depreciation and amortization	~$10	to	~$11	~$39	to	~$40
Other non-recurring adjustments (a)	~$8	to	~$9	~$53	to	~$54
Estimated Adjusted EBITDA (b)	~$45	to	~$53	~$176	to	~$184

(a)	Includes adjustments for discrete items, including stock-based compensation, acquisition, integration and restructuring costs, and other non-recurring expenses.
(b)	Certain line items presented in the table, when aggregated, may not visually foot due to rounding.

Pending PAG Acquisition

On January 29, 2026, we entered into the Purchase Agreement, pursuant to which we have agreed to acquire PAG HoldCo for an aggregate purchase price of $2.025 billion, subject to customary adjustments, consisting of $1.75 billion in cash (the “Cash Consideration”) and $275.0 million of newly issued Rollover Purchaser Shares (as defined below), and up to an additional $125.0 million in contingent payment payable in cash, shares of our common stock, or a combination thereof, at our sole discretion, to Seller if PAG HoldCo and its subsidiaries achieve certain profitability targets in fiscal year 2026 (the “Earnout Payment”).

We intend to use the net proceeds from this offering and the Common Stock Offering to fund a portion of the Cash Consideration, the remainder of which will be funded by the Financing Transactions and with cash on hand. The completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Common Stock Offering is contingent on the consummation of the PAG Acquisition, or any Financing Transactions related thereto. If the PAG Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Overview of PAG

Founded in 1996 and headquartered in Atlanta, Georgia, PAG is a leading global provider of aviation aftermarket MRO, distribution, and supply chain solutions supporting commercial, business and general aviation

(“B&GA”), rotorcraft, and defense markets. PAG serves a broad global customer base and delivers technical expertise across engines, components, avionics, and proprietary repair solutions.

Strategic Rationale

•

Transformational scale and global footprint. The combined company is expected to operate 60 locations worldwide, with an industry-leading MRO network and centers of excellence, that enhance customer proximity, turnaround times, aircraft-on-ground (“AOG”) support, and supply chain responsiveness.

•

Structural revenue and margin expansion. VSE expects the combined company to drive margin improvement supported by increased proprietary content and expanded repair capabilities. PAG’s margin profile, combined with VSE’s growing proprietary parts and repair solutions, is expected to drive operating leverage.

•

Multiple synergy and value-creation levers. VSE expects more than $15 million of annualized synergy opportunities over the next few years, driven by cross-selling, insourcing of product support and repairs, operational efficiencies, procurement savings, network optimization, and working capital and supply chain improvements.

•

Expanded, pure-play aviation aftermarket capability portfolio. The combined company is expected to create an industry-leading repair and parts distribution platform spanning component and engine MRO, avionics, accessories, wheels and brakes, used serviceable material exchanges, and engineered proprietary repairs.

•

Enhanced end-market and customer diversification. The combined company is expected to expand exposure across commercial, cargo, B&GA, rotorcraft, lessors, OEMs, and defense end markets, increasing resilience through market cycles.

Purchase Agreement

On January 29, 2026, we entered into the Purchase Agreement with Rollover Purchaser, Cash Purchaser, PAG HoldCo and Seller, pursuant to which Cash Purchaser will acquire all of the capital stock of PAG HoldCo. Pursuant to and in accordance with the terms of the Purchase Agreement, on the date of closing of the PAG Acquisition (the “PAG Acquisition Closing Date”), (i) Rollover Purchaser will issue shares of its Class B Common Stock, par value $0.05 per share (such shares, “Rollover Purchaser Shares”), to Seller in exchange for issued and outstanding shares of PAG HoldCo held by Seller with an aggregate value equal to $275.0 million (such transaction, the “First Exchange”), (ii) Cash Purchaser will pay the Cash Consideration to obtain all the shares of PAG HoldCo held by Seller, and (iii) Rollover Purchaser will contribute the PAG HoldCo Shares acquired by Rollover Purchaser to Cash Purchaser.

In connection with the First Exchange and pursuant to the Purchase Agreement, VSE, Rollover Purchaser, Cash Purchaser, PAG HoldCo and Seller will enter into an exchange agreement (the “Exchange Agreement”), pursuant to which, among other things and subject to certain restrictions, Seller will obtain the right to exchange Rollover Purchaser Shares for shares of our common stock (such shares, the “Stock Consideration”) one-for-one basis, subject to customary antidilution and change of control adjustments. In addition, pursuant to the Purchase Agreement, on the Closing Date Seller will also obtain the right to a contingent earnout payment, payable in cash, shares of our common stock or a combination thereof, at our sole discretion, upon achieving adjusted EBITDA performance targets by the PAG business over the 2026 fiscal year (such payment, the “Earnout Payment”).

Registration Rights Agreement

In connection with the Purchase Agreement, concurrently with the closing of the PAG Acquisition, we and Seller will enter into a Registration Rights Agreements pursuant to which, among other things and subject to certain restrictions, within 90 days following the closing of the PAG Acquisition, we will be required to file with the SEC a registration statement on Form S-3 registering for resale our common stock issuable to Seller (i) upon the completion of the PAG Acquisition as contemplated by the Exchange Agreement and (ii) upon the payment of the Earnout Payment in shares of our common stock, if issued, and (iii) to conduct certain underwritten offerings upon the request of Seller. The Registration Rights Agreements also provides Seller with certain customary demand registration rights. The demanding Seller may make no more than one demand for an underwritten shelf takedown within any 12-month period, and each offering pursuant to an underwritten shelf takedown must be reasonably expected to exceed $75.0 million in the aggregate. We will be responsible for all customary expenses (except for certain selling expenses) and certain fees of counsel relating to such registrations and will indemnify Seller against (or make contributions in respect of) certain customary liabilities which may arise under the Securities Act. Any demand underwritten offering by Seller pursuant to the Registration Rights Agreement will be subject to and made in accordance with the requirements in the Lock-Up Agreements (as defined below).

The Registration Rights Agreement will terminate on the earlier of (i) the seven-year anniversary of the date of the Registration Rights Agreement and (ii) with respect to any Seller, on the date that such Seller no longer holds any Registrable Securities (as defined therein).

Lock-Up Agreements

In connection with the Purchase Agreement, concurrently with the closing of the PAG Acquisition, we and Seller will enter into (i) a Lock-Up Agreement covering the shares to be issued to Seller pursuant to the Exchange Agreement (the “Closing Lock-Up Agreement”) and (ii) a Lock-Up Agreement covering any shares to be issued to Seller pursuant to the Purchase Agreement as an Earnout Payment (the “Earnout Lock-Up Agreement” and, together with the Closing Lock-Up Agreement, the “Lock-Up Agreements”).

The Closing Lock-Up Agreement provides that, subject to specified exceptions, Seller will not transfer the shares of common stock subject to such agreement during the lock-up period, which will consist of the period from the PAG Acquisition Closing Date and ending on (i) with respect to 33.33% of such shares, the date that is six months after the PAG Acquisition Closing Date, (ii) with respect to next 33.33% of the Initial Shares, the date that is twelve months after the PAG Acquisition Closing Date and (iii) with respect to the final 33.34% of the Initial Shares, the date that is 18 months after the PAG Acquisition Closing Date.

The Earnout Lock-Up Agreement provides that, subject to specified exceptions, Seller will not transfer the shares of common stock subject to such agreement during the lock-up period, which will consist of the period from the date shares of common stock are issued as the Earnout Payment (such date, the “Earnout Payment Date”) and ending on (i) with respect to 50% of such shares, the date that is three months after the Earnout Payment Date and (ii) with respect to next 50% of such shares, the date that is six months after the Earnout Payment Date.

Financing Transactions

In connection with and pursuant to the Purchase Agreement, concurrently with the signing of the Purchase Agreement, we entered into a debt commitment letter (the “Debt Commitment Letter”) with one or more financial institutions (collectively, the “Commitment Parties”). Subject to the terms of the Debt Commitment Letter, the Commitment Parties have committed to provide new senior secured financing of up to $1.95 billion, consisting of (i) a $900.0 million 364-day bridge loan facility (the “Bridge Facility”), (ii) a $550.0 million term loan B facility (the “New Term Loan B Facility”), (iii) a $100.0 million upsize of the Existing Revolving Facility (as defined below) from $400.0 million to $500.0 million (as amended, the “New Revolving Facility”), and (iv) a $400.0 million upsize of the Existing Term Loan A Facility from $296.25 million to $696.25 million (as amended, the “New Term Loan A Facility”). In addition, the Debt Commitment Letter provides for backstop commitments (the “Backstop Facility” and together with the Bridge Facility, the New Revolving Facility, the New Term Loan A Facility and the New Term Loan B Facility, the “Financing Transactions”) of the Existing Revolving Facility and the Existing Term Loan A Facility. The commitments under (i) the Bridge Facility will be reduced on a dollar-for-dollar basis by, among other things, the gross proceeds of this offering and the Common Stock Offering, up to $900.0 million in the aggregate and (ii) assuming the commitments under the Bridge Facility are reduced to $0, the New Term Loan A Facility and the New Term Loan B Facility commitments may be reduced. The Backstop Facility was obtained in the event that we are unable to obtain the necessary amendments under the Existing Credit Agreement to close the PAG Acquisition.

The funding of the Financing Transactions is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the facilities in accordance with the terms set forth in the Debt Commitment Letter and (ii) the consummation of the PAG Acquisition in accordance with the Purchase Agreement. See “Description of Other Indebtedness––Financing Transactions.” For more information regarding the sources and uses of the funds utilized to consummate the PAG Acquisition, please see the Sources and Uses of Funds table in the section entitled “Use of Proceeds.”

The PAG Acquisition and the Purchase Agreement are described in more detail in our Current Report on Form 8-K filed with the SEC on January 29, 2026 (the “Acquisition 8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing summary descriptions do not purport to be complete and are qualified in their entirety by reference to the text of the Purchase Agreement, a copy of which is filed as an exhibit to the Acquisition 8-K.

Common Stock Offering

Concurrently with this offering, we are offering $650,000,000 of shares of our common stock in the Common Stock Offering. We have also granted the underwriters, an option to purchase up to an additional $97,500,000 of shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of the prospectus supplement for the Common Stock Offering.

The completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Common Stock Offering is contingent on the consummation of the PAG Acquisition or any debt financing. As a result, it is possible that this offering occurs and the PAG Acquisition or the Common Stock Offering does not occur and vice versa, and we cannot provide you any assurances that the PAG Acquisition will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Use of Proceeds” and “Risk Factors—Risks Related to this Offering, the Units, the Separate Purchase Contracts and the Separate Amortizing Notes—This offering is not conditioned upon the completion of the PAG Acquisition. If the PAG Acquisition is not consummated, we will have broad discretion on the use of the net proceeds of this offering” and “—Risks Related to the PAG Acquisition—The PAG Acquisition may not occur at all or may not occur in the expected time frame, which may negatively affect the trading price of our common stock and our future business and financial results.” In addition, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described under “Description of the Purchase Contracts—Merger Termination Redemption.” If we elect to exercise our merger termination redemption option, then holders of the amortizing notes will have the right to require us to repurchase some or all of their amortizing notes on the terms described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the

Holder.” If the PAG Acquisition is not consummated and we do not elect to exercise our merger termination redemption option, we will have broad discretion on the use of the net proceeds of this offering. For more information regarding the sources and uses of the funds utilized to consummate the PAG Acquisition, please see the Sources and Uses of Funds table in the section entitled “Use of Proceeds.”

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities offered in the Common Stock Offering.

Aero 3 Acquisition

On December 23, 2025, we completed our acquisition of GenNx/AeroRepair IntermediateCo Inc., the parent company of Aero 3, Inc. (“Aero 3”), a portfolio company of GenNx and a diversified global MRO service provider and distributor supporting the commercial wheel and brake aftermarket, for total cash consideration of approximately $350.0 million, subject to working capital adjustments (the “Aero 3 Acquisition”). The purchase price was funded with proceeds from the sale of 2,705,882 shares of common stock (comprised of 2,352,941 base offering shares and 352,941 underwriter option shares) in the Company’s October 2025 public offering (the “2025 Equity Offering”).

Corporate Information

Our principal executive offices are located at 3361 Enterprise Way, Miramar, Florida 33025. Our telephone number is (954) 430-6600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections of this prospectus supplement, together with the “Description of Debt Securities” section of the accompanying prospectus, contain a more detailed description of the terms and conditions of the Units, the purchase contracts and the amortizing notes. As used in this section, the terms “we,” “us” and “our” mean VSE Corporation and do not include any of our subsidiaries unless otherwise indicated or unless the context requires otherwise.

Units Offered by Us	7,000,000 Units.

Option to Purchase Additional Units	We have granted the underwriters an option to purchase up to 1,050,000 additional Units from us, at the public offering price less the underwriting discount, which they may exercise, in whole or in part, within a period of 30 days from the date of this prospectus supplement. This option may be exercised by the underwriters solely to cover over-allotments, if any.

Stated Amount of each Unit	$50.00 per Unit

Components of Each Unit	Each Unit is comprised of two parts:

•	a prepaid stock purchase contract issued by us (a “purchase contract”); and

•	a senior amortizing note due February 1, 2029 issued by us (an “amortizing note”).

Unless settled earlier at the holder’s option or at our option or earlier redeemed by us in connection with a merger termination redemption, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on February 1, 2029 (such date, as so postponed (if applicable), the “mandatory settlement date”). Upon any settlement on the mandatory settlement date, we will deliver to the holder not more than shares of our common stock and not less than shares of our common stock per purchase contract (subject to adjustment), based upon the applicable settlement rate, which is subject to adjustment as described herein, and the applicable market value of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $ , will bear interest at the rate of % per annum and will have a final installment payment date of February 1, 2029. On each February 1, May 1, August 1 and November 1, commencing on May 1, 2026, we will pay quarterly cash installments of $ on each amortizing note (except for the May 1, 2026 installment payment, which will be $ per amortizing note), which cash payment in the aggregate per year will be equivalent to % per year with respect to each $50.00 stated amount of Units.

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit May Be Separated into Its Components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units shall resume after such business day). Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit May Be Recreated From Its Components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” and also excluding the business day immediately preceding any installment payment date (provided that the right to recreate the Units shall resume after such business day). See “Description of the Units—Separating and Recreating Units.”

Exchange Listing	We have applied to list the Units on Nasdaq under the symbol “VSECU,” subject to satisfaction of its minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on Nasdaq within 30 calendar days after the Units are first issued. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units—Listing of Securities.” Prior to this offering, there has been no public market for the Units.

Our common stock is listed on Nasdaq under the symbol “VSEC.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters’ option to purchase additional Units is exercised in full), after deducting estimated underwriting discounts and commissions and before estimated offering expenses. We estimate that the net proceeds from the Common Stock Offering will be approximately $    million (or $    million if the underwriters’ option to purchase additional common stock is exercised in full), after deducting estimated underwriting discounts and commissions and before estimated offering expenses. We intend to use the net proceeds from this offering and the Common Stock Offering to fund a portion of the Cash Consideration for the PAG Acquisition. Pending the application of the net proceeds as described above, we may use the net proceeds from the Common Stock Offering for general corporate purposes, including to invest in liquid assets that may include, but would not be limited to, short-term obligations, money market funds and guaranteed obligations of the U.S. government or to repay outstanding borrowings under the Existing Revolving Facility. If for any reason the PAG Acquisition is not consummated, we intend to use the net proceeds from this offering, after payment of any cash redemption amount and repurchase price, and the Common Stock Offering for general corporate purposes, which may include repayment of outstanding indebtedness. See “Use of Proceeds.”

Concurrent Common Stock Offering	Concurrently with this offering of Units, we are offering $650,000,000 of shares of our common stock (or up to $747,500,000 of aggregate shares if the underwriters for that offering exercise their option to purchase additional shares of common stock) pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities offered in the Common Stock Offering. There can be no assurance that the Common Stock Offering will be completed. The completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Common Stock Offering is contingent on the consummation of the PAG Acquisition or any debt financing.

Risk Factors	You should carefully read and consider the information set forth in the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the Units.

United States Federal Income Tax Considerations

There is no authority directly on point regarding the characterization of the Units for U.S. federal income tax purposes and therefore the characterization of the Units for these purposes is not entirely free from doubt. We will take the position for U.S. federal income tax purposes that each Unit will be treated as an investment unit composed of two separate instruments consisting of (i) a purchase contract to acquire our common stock and (ii) an amortizing note that is our indebtedness. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument or the amortizing notes were treated as equity, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “United States Federal Income Tax Considerations.”

Governing Law	The Units, the purchase contract agreement, the purchase contracts, the indenture and the amortizing notes will all be governed by, and construed in accordance with, the laws of the State of New York.

The Purchase Contracts

Mandatory Settlement Date	February 1, 2029, subject to postponement in limited circumstances.

Mandatory Settlement	On the mandatory settlement date, unless such purchase contract has been earlier settled at the holder’s option or at our option or earlier redeemed by us in connection with a merger termination redemption, each purchase contract will automatically settle, and we will deliver a number of shares of our common stock, based on the applicable settlement rate.

Early Settlement at your Election	Until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, you may settle any or all of your purchase contracts early only under the following circumstances:

•

on or after May 1, 2026, on the second trading day immediately following the last trading day of any 20 consecutive trading day period during which the closing price of our common stock has been greater than or equal to 110% of the threshold appreciation price then in effect on each trading day in such 20 consecutive trading day period;

•

on or after May 1, 2026, during the five business day period after any ten consecutive trading day period (the “measurement period”) in which (x) the “trading price” (as defined under “Description of the Purchase Contracts—Early Settlement”) per Unit for each trading day of the measurement period was less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each such trading day and (y) the closing price of our common stock on each trading day of the measurement period was less than 70% of the reference price; or

•	upon the occurrence of specified corporate events as described under “Description of the Purchase Contracts—Early Settlement—Early Settlement upon Specified Corporate Events.”

If you elect to settle any or all of your purchase contracts early in accordance with the foregoing conditions, we will deliver a number of shares of our common stock per purchase contract based on the applicable settlement rate, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.” Your right to settle your purchase contracts early is subject to the delivery of your purchase contracts.

Upon early settlement at the holder’s election of a purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Settlement Rate for the Mandatory Settlement and Early Settlement	The “settlement rate” for each purchase contract will be not more than shares and not less than shares of our common stock (each subject to adjustment as described herein) depending on the applicable market value of our common stock, calculated as follows:

•

if the applicable market value is greater than or equal to the threshold appreciation price (as defined below), you will receive    shares of common stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value is greater than the reference price but less than the threshold appreciation price, you will receive a number of shares of our common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

•	if the applicable market value is less than or equal to the reference price, you will receive shares of common stock for each purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the arithmetic average of the “daily VWAPs” (as defined below under “Description of the Purchase Contracts—Delivery of Common Stock”) of our common stock on each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029, in the case of mandatory settlement, or each of the

20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date, in the case of an early settlement (other than in connection with a fundamental change).

The “reference price” is equal to $50.00 divided by the maximum settlement rate (rounded to the nearest $0.0001) and is approximately equal to $ , which is the public offering price of our common stock in the Common Stock Offering.

The “threshold appreciation price” is equal to $50.00 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, initially $ , represents an appreciation of approximately % over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement or redemption of purchase contracts. In lieu of any fractional shares otherwise issuable, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares or, under certain circumstances, in the event of a merger termination redemption, holders of purchase contracts will not receive any cash distributions.

The following table illustrates the settlement rate per purchase contract and the value of our common stock issuable upon settlement on the mandatory settlement date or in respect of an early settlement (other than in connection with a fundamental change), determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of our Common Stock	Settlement Rate	Value of Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than or equal to the reference price	shares of our common stock	Less than $50.00
Greater than the reference price but less than the threshold appreciation price	A number of shares of our common stock equal to $50.00 divided by the applicable market value	$50.00
Greater than or equal to the threshold appreciation price	shares of our common stock	Greater than $50.00

Early Settlement at your Election Upon a Fundamental Change	At any time prior to the second scheduled trading day immediately preceding February 1, 2029, if a “fundamental change” occurs, you may settle your purchase contracts early, in whole or in part, for a limited period of time following such occurrence. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock per purchase contract equal to the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Upon early settlement at the holder’s election in connection with a fundamental change of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early Mandatory Settlement at our Election	We have the right to settle the purchase contracts on or after February 1, 2027, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts—Early Mandatory Settlement at our Election”) on the second business day following our giving notice of such election (the “early mandatory settlement date”) if the closing price of our common stock for 20 or more consecutive trading days ending on the second trading day immediately preceding the “notice date” (as defined under “Description of the Purchase Contracts—Early Mandatory Settlement at our Election”) exceeds 130% of the threshold appreciation price in effect on each such trading day.

The “early mandatory settlement rate” will be the settlement rate that would apply as set forth above under “—Settlement Rate for the Mandatory Settlement and Early Settlement” for an early settlement at your option as described above under “—Early Settlement at Your Election” as if the notice date was the applicable early settlement date.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in certain circumstances, on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Merger Termination Redemption	If the closing of the PAG Acquisition has not occurred on or prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described herein, by delivering notice during the five business day period immediately following October 29, 2026. If the Purchase Agreement is terminated prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below by delivering notice on or prior to the 40th scheduled trading day immediately preceding October 29, 2026 or during the five business day period immediately following October 29, 2026 (in each case, a “merger termination redemption”).

If the “merger termination redemption stock price” is equal to or less than the reference price, the redemption amount will be an amount of cash as described under “Description of the Purchase Contracts—Merger Termination Redemption.” Otherwise, the redemption amount will be a number of shares of our common stock equal to the merger termination redemption rate, calculated in the manner described under “Description of the Purchase Contracts—Merger Termination Redemption;” provided, however, that we may elect to pay cash in lieu of delivering any or all of such shares in an amount equal to such number of shares multiplied by the merger termination redemption market value thereof.

The “merger termination redemption market value” means the arithmetic average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the scheduled merger termination redemption settlement date.

In the event of a merger termination redemption, you will have the right to require us to repurchase any or all of your amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Purchase Contract Agent	U.S. Bank Trust Company, National Association

The Amortizing Notes

Issuer	VSE Corporation

Initial Principal Amount of Each Amortizing Note	$

Installment Payments	Each installment payment of $ per amortizing note (except for the May 1, 2026 installment payment, which will be $ per amortizing note) will be paid in cash and will constitute a payment of interest (at a rate of % per annum) and a partial repayment of principal. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment Payment Dates	Each February 1, May 1, August 1 and November 1, commencing on May 1, 2026, with a final installment payment date of February 1, 2029.

Ranking	The amortizing notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The amortizing notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. See “Description of the Amortizing Notes—Ranking” in this prospectus supplement.

As of September 30, 2025, we had $359.7 million principal amount of debt outstanding.

Repurchase of Amortizing Notes at the Option of the Holder	If we elect to exercise our early mandatory settlement right with respect to, or to cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes will have the right to require us to repurchase some or all of their amortizing notes for cash at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Sinking Fund	None.

Trustee	U.S. Bank Trust Company, National Association

RISK FACTORS

Investing in the Units, the purchase contracts and the amortizing notes involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December  31, 2024, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June  30, 2025, and September 30, 2025 and our other filings with the SEC from time to time, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected. In that case, the value of the Units, the purchase contracts and the amortizing notes could decline, and you could lose all or a part of your investment.

Risks Related to this Offering, the Units, the Separate Purchase Contracts and the Separate Amortizing Notes

If the closing of the PAG Acquisition has not occurred on or prior to October 29, 2026, or if, prior to such date, the Purchase Agreement is terminated, we may redeem the purchase contracts for an amount of cash and/or a number of shares of our common stock (depending on the price of our common stock at the time of redemption) with a value that may not adequately compensate you for any lost option value.

Our planned acquisition of PAG may not be consummated. If the closing of the PAG Acquisition has not occurred on or prior to October 29, 2026 , we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described herein, by delivering notice during the five business day period immediately following October 29, 2026. If the Purchase Agreement is terminated prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described herein by delivering notice on or prior to the 40th scheduled trading day immediately preceding October 29, 2026 or during the five business day period immediately following October 29, 2026. We will pay or deliver, as the case may be, a redemption amount to be determined based on the price of our common stock at that time in cash or in shares of our common stock in accordance with the terms of the purchase contracts (as described under “Description of the Purchase Contracts—Merger Termination Redemption”). If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase any or all of the amortizing notes at the repurchase price set forth under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” The redemption amount that you receive upon a merger termination redemption may not adequately compensate you for any lost option value of the purchase contracts. In addition, if the PAG Acquisition is not consummated, the net proceeds from this offering and the Common Stock Offering will not be used in connection therewith. Instead, we intend to use the net proceeds from this offering, after payment of any cash redemption amount and/or repurchase price, as described above, and the Common Stock Offering for general corporate purposes, which may include the repayment of outstanding indebtedness. See “—You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date, any early settlement date or any merger termination redemption settlement date, as applicable,” “—The fundamental change early settlement rate or the amount of cash and/or number of shares of our common stock paid or delivered, as the case may be, upon a merger termination redemption, may not adequately compensate you” and “—We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right or in connection with a merger termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.”

You will bear the risk that the market value of our common stock may decline.

The purchase contracts, pursuant to which we will deliver to you shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date or in respect of any early settlement (other than in connection with a fundamental change), whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the arithmetic average of the daily VWAPs of our common stock on each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding, in the case of mandatory settlement, February 1, 2029, or, in the case of any such early settlement, on each of the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date, as applicable. There can be no assurance that the market value of the common stock received by you will be greater than or equal to the reference price of $  . If the applicable market value of our common stock is less than the reference price, then the market value of the common stock issued to you on the mandatory settlement date or in respect of any such early settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger termination redemption settlement date, as applicable. Any decline in the market value of our common stock may be substantial.

Furthermore, in the event of a merger termination redemption, if the merger termination redemption stock price is greater than the reference price, we may elect to deliver cash instead of shares (subject to certain limitations on our right to elect cash settlement). Such amount of cash will depend on the merger termination redemption market value, which is equal to the arithmetic average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the scheduled merger termination redemption settlement date. You assume the entire risk that the market value of our common stock may decline over such 20 trading day period.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $50.00 stated amount of each Unit only if the applicable market value of our common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable market value exceeds the reference price but is less than or equal to the threshold appreciation price, you will realize no equity appreciation on our common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our common stock you would have received had you purchased shares of common stock with $50.00 at the reference price on the pricing date of this offering. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

We may not be able to settle or redeem your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes or repurchase the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us.

A bankruptcy court may prevent us from delivering our common stock to you in settlement or redemption of your purchase contracts. In such circumstances or if for any other reason the accelerated purchase contracts are not settled by the delivery of common stock, your resulting claim for damages against us following such acceleration will rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to you upon such an acceleration, you will only be able to recover damages to the extent holders of our common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy-related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under, or, if you exercised your right to early mandatory settlement, receive any repurchase price on, the amortizing notes.

In the event we file for bankruptcy, you may receive a number of shares of common stock less than the maximum settlement rate.

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract determined by reference to the arithmetic average of the “daily VWAPs” (as defined below under “Description of the Purchase Contracts—Delivery of Common Stock”) of our common stock on each of the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the date of the specified event of bankruptcy, insolvency or reorganization with respect to us. If the average of the daily VWAPs of our common stock during such 20 consecutive trading days is greater than the reference price (or even the threshold appreciation price), the number of shares of common stock you receive upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us will be less than the maximum settlement rate and may, in certain circumstances, be equal to the minimum settlement rate.

The amortizing notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the amortizing notes.

The amortizing notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any of our secured indebtedness, including borrowings under our Credit Agreement (as defined in “Description of Other Indebtedness—Credit Agreement”). If we incur additional secured debt, including as contemplated by the Financing Transactions, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, our assets that secure debt will be available to pay obligations on the amortizing notes only after all debt secured by those assets has been repaid in full. If there are not sufficient assets remaining to pay all creditors, then all or a portion of the amortizing notes then outstanding would remain unpaid. Additionally, if any portion of the amount payable on the amortizing notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of any such portion.

The amortizing notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The amortizing notes are our obligations exclusively and not of any of our subsidiaries. Our subsidiaries are legally distinct from us, have no obligation to make funds available to us, and have no obligation to pay any amounts due under the amortizing notes or to make any funds available therefor, whether by distributions, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors of our subsidiaries, will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the amortizing notes). Consequently, the amortizing notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in this section “Risk Factors.”

The market for our common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility of the common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. Such hedging or arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

In addition, in general, as market interest rates rise, notes (such as the amortizing notes) bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Units and market interest rates increase, the market value of the amortizing notes forming a portion of the Units may decline. We cannot predict the future level of market interest rates.

Regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of our common stock just prior to the mandatory settlement date, any early settlement date or any merger termination redemption settlement date, as applicable.

Because the applicable market value of our common stock is determined over (i) the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029, in the case of mandatory settlement, (ii) the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the early settlement date, in the case of any early settlement (other than in connection with a fundamental change), or (iii) in the event of a merger termination redemption, the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of the related merger termination redemption notice, the number of shares of common stock delivered for each purchase contract on the mandatory settlement date or the merger termination redemption date, as applicable, or in respect of such early settlement date, as applicable, may be greater than or less than the number of shares that would have been delivered based on the closing price (or daily VWAP) of the common stock on the last trading day in the related 10 or 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The conditional early settlement feature of the purchase contracts could prevent you from settling your purchase contracts early and may result in your receiving less than the value of our common stock for which the purchase contracts would otherwise be settled.

You may settle your purchase contracts early only if specified conditions are met. If the specific conditions for early settlement are not met, you will not be able to settle your purchase contracts early, and you would not be able to receive the value of the common stock for which the purchase contracts would otherwise be settled at such time. In addition, other than as a result of certain corporate events described under “Description of the Purchase Contracts—Early Settlement—Early Settlement upon Specified Corporate Events,” the conditional early settlement features do not allow for any early settlements of the purchase contracts until May 1, 2026. You may have to wait a significant amount of time, and potentially until the mandatory settlement date, to receive any shares of our common stock upon settlement of your purchase contracts.

The fundamental change early settlement rate or the amount of cash and/or number of shares of our common stock paid or delivered, as the case may be, upon a merger termination redemption, may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. In addition, in connection with any merger termination redemption, upon redemption of the purchase contracts, you will be paid an amount of cash equal to the redemption amount (or, in certain circumstances, a number of shares of our common stock or any combination of cash and shares of our common stock). Although the fundamental change early settlement rate or the redemption amount, as the case may be, is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement or redemption of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the share price in the fundamental change is greater than $  per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” and “Description of the Purchase Contracts—Merger Termination Redemption.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate or to redeem the purchase contracts pursuant to a merger termination redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts may not be adjusted for all dilutive events and any adjustment may not be adequate compensation for lost value.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts are subject to adjustment for certain events, including, but not limited to, dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in this prospectus supplement. The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock, such as employee stock options grants, offerings of our common stock for cash, certain exchanges of our common stock for our other securities or in connection with acquisitions (including the PAG Acquisition) and other transactions. The terms of the Units and the separate purchase contracts do not restrict our ability to engage in these activities, and events may occur that are adverse to the interests of the holders of the purchase contracts or the Units and their value, but that do not result in an adjustment to the minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price, or that result in an adjustment that is not adequate compensation for lost value.

We may incur additional indebtedness.

As of September 30, 2025, we had $359.7 million principal amount of debt outstanding and we expect to incur additional debt in the Financing Transactions. The indenture governing the amortizing notes does not prohibit us from incurring additional unsecured indebtedness or secured indebtedness that would be effectively senior to the amortizing notes in the future. The indenture governing the amortizing notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the amortizing notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make payments on junior or other indebtedness.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of or to pay interest on the amortizing notes depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to attempt to adopt one or more alternatives which, if available, may be onerous or highly dilutive. Such alternatives may include, for example, selling assets or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to repay our debt will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The Units are not protected by restrictive covenants.

Neither the purchase contracts nor the indenture contains any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Neither the purchase contracts nor the indenture contains any covenants or other provisions to afford protection to holders of the purchase contracts or the amortizing notes in the event of a fundamental change involving the Company except, with respect to the purchase contracts, to the extent described under “Description of the Units—Early Settlement Upon a Fundamental Change.”

Until the purchase contracts are settled with, or redeemed for, common stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

Until the date on which you are treated as the record holder of common stock on account of a settlement or redemption of the purchase contracts with or for common stock, you will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will be treated as the record holder of any shares of our common stock issuable upon settlement or redemption of the purchase contracts only as follows:

•

in the case of (i) settlement of purchase contracts on the mandatory settlement date or (ii) a merger termination redemption if the merger termination redemption stock price is greater than the reference price and we elect to pay cash in lieu of delivering a portion (but not all) of any shares of common stock that would otherwise be included in the redemption amount, as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value or merger termination redemption market value is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date;

•

in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of 5:00 p.m., New York City time, on the fundamental change early settlement date;

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date; and

•

in the case of a merger termination redemption where we elect (or are deemed to have elected) to settle the redemption amount solely by delivering shares of common stock, as of 5:00 p.m., New York City time, on the date of the merger termination redemption notice.

For example, in the event that an amendment is proposed to our restated certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date specified above on which you are treated as the record holder of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts at the applicable fundamental change early settlement rate, and you will not have the right to require repurchase of your amortizing notes upon a fundamental change.

Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts. You will not have the right to require repurchase of your amortizing notes upon a fundamental change, however. Additionally, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to settle the purchase contracts at the applicable fundamental change early settlement rate. In the event of any such events, the holders of the purchase contracts would not have the right to require us to settle the purchase contracts at the applicable fundamental change early settlement rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts and/or the amortizing notes.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right or in connection with a merger termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right or to effect a merger termination redemption, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the relevant repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase or redeem amortizing notes at a time when the repurchase or redemption is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes. Failure to repay the indebtedness and the repurchase price for the amortizing notes could result in an event of default or similar repurchase risk under other indebtedness.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We have applied to list the Units on Nasdaq under the symbol “VSECU,” subject to satisfaction of its minimum listing standards with respect to the Units. However, we cannot assure you that the Units will be approved for listing. If the Units are approved for listing, we expect that the Units will begin trading on Nasdaq within 30 calendar days after the Units are first issued. In addition, certain of the underwriters have advised us that they intend to make a market in the Units, but such underwriters are not obligated to do so. However, listing on Nasdaq does not guarantee that a trading market will develop, and such underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor, in our sole discretion, to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be Nasdaq) subject to applicable listing requirements. However, even if we do so apply to list such separate purchase contracts or separate amortizing notes, we cannot assure you that such securities will be approved for listing.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) U.S. Holders (as defined below under “United States Federal Income Tax Considerations”) could be required to recognize as income the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, and (ii) payments of principal and interest made to “Non-U.S. Holders” (as defined below under “United States Federal Income Tax Considerations”) on the amortizing notes could be subject to U.S. withholding tax. In addition, other recharacterizations that would change the tax consequences to holders are possible. We have not sought and do not intend to seek any rulings from the Internal Revenue Service (the “IRS”) concerning the treatment of the Units, and no assurance can be given that the IRS or any court will agree with the tax consequences described in “United States Federal Income Tax Considerations.” Prospective investors should consult their tax advisors regarding potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The fixed settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you generally will be deemed to have received for U.S. federal income tax purposes a distribution (taxable as a dividend to the extent of our earnings and profits) without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the settlement rates after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. You may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. For example, if a fundamental change occurs prior to the maturity date, under some circumstances, we will increase the settlement rate for purchase contracts settled in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a “Non-U.S. Holder” (as defined in “United States Federal Income Tax Considerations”), a deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. It is possible that U.S. withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a Non-U.S. Holder. See “United States Federal Income Tax Considerations.”

Any adverse rating action with respect to the Units may cause their trading price to fall.

We do not intend to seek a rating on the Units. However, if a rating service were to rate the Units and if such rating service were to lower its rating on the Units below the rating initially assigned to the Units or otherwise announces its intention to put the Units on credit watch, the trading price of the Units could decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We intend to use the net proceeds from this offering and the Common Stock Offering to fund a portion of the cash consideration for the PAG Acquisition. Pending the application of the net proceeds as described above, we may use the net proceeds from the Common Stock Offering for general corporate purposes, including to invest in liquid assets that may include, but would not be limited to, short-term obligations, money market funds and guaranteed obligations of the U.S. government or to repay outstanding borrowings under our Existing Revolving Facility. If for any reason the PAG Acquisition is not consummated, we intend to use the net proceeds from this offering, after payment of any cash redemption amount and repurchase price, and the Common Stock Offering for general corporate purposes, which may include repayment of outstanding indebtedness. See the section entitled “Use of Proceeds” in this prospectus supplement. The failure by our management to apply these funds effectively could harm our business. We may invest our cash and cash equivalents in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our share price to decline.

This offering is not conditioned upon the completion of the PAG Acquisition. If the PAG Acquisition is not consummated, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not conditioned upon the completion of the PAG Acquisition. Accordingly, your purchase of Units in this offering may be an investment in us on a stand-alone basis without any of the assets of PAG or anticipated benefits of the PAG Acquisition. We will have broad discretion to use the net proceeds of this offering if the PAG Acquisition does not occur. If the PAG Acquisition does not occur, we expect to use the net proceeds from this offering, after payment of any cash redemption amount and repurchase price, and the Common Stock Offering for general corporate purposes, which may include repayment of outstanding indebtedness.

Our preliminary financial estimates represent management’s current estimates and are subject to change.

The preliminary estimates contained in “Prospectus Supplement Summary—Recent Developments—Preliminary 2025 Results” are based on information available to management as of the date of this prospectus supplement and these estimates could change. Our actual financial results as of and for the year ended and for the quarter ended December 31, 2025 are subject to the completion of our financial statements as of such date, and for such periods. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our actual financial results as of and for the year ended and quarter ended December 31, 2025 may differ materially from the preliminary estimates we have provided as a result of completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such periods are finalized. Our independent registered public accountants have not audited or completed their review with respect to such preliminary estimates and, accordingly, do not express an opinion or any other form of assurance with respect thereto. Complete results as of and for year ended and quarter ended December 31, 2025 will be included in our Annual Report on Form 10-K for the annual period ended December 31, 2025. See the other risks described in this section and “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary estimates and the actual financial results we will report as of and for the year ended December 31, 2025.

Risks Related to our Common Stock

This offering and the concurrent Common Stock Offering will dilute all other stockholdings.

Upon the issuance of the Units in this offering and shares of our common stock in the Common Stock Offering, holders of our common stock will incur immediate and substantial net tangible book value dilution on a per share basis. After this offering and the Common Stock Offering, we will have an aggregate of approximately     million authorized but unissued shares of common stock (assuming the full exercise by the underwriters in this offering and the underwriters in the Common Stock Offering of their options to purchase additional Units or shares, as applicable). Subject to certain volume limitations imposed by Nasdaq, we may issue all of these shares without any action or approval by our stockholders, including, without limitation, in connection with acquisitions. Any shares issued in connection with the activities described in this paragraph, our stock compensation plans or otherwise would dilute the percentage ownership held by holders of our common stock.

If we engage in future acquisitions, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

From time to time, we may evaluate various acquisitions, including acquiring complementary assets that add new products, new customers, and new capabilities or new geographic and/or operational competitive advantages in both new and existing markets within our core competencies. Any potential acquisition may entail numerous risks, including increased operating expenses and cash requirements and the assumption of additional indebtedness or contingent liabilities. Additionally, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expenses.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing stockholders, which could adversely affect the market price of our common stock and our business.

In the future, we may sell additional shares of common stock or issue other types of securities to raise capital. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and, if the equity securities issued are preferred shares, the holders of the new preferred shares may have rights superior to those of our existing security holders, which could adversely affect rights of our existing security holders and the market price of our common stock. If we raise additional funds by issuing debt securities, the holders of those debt securities would have some rights senior to those of our existing security holders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us, which could have a materially adverse effect on our business.

The price of our common stock may be volatile.

The market price of our common stock may fluctuate, and in the past has fluctuated, substantially. For example, from January 1, 2024 through December 31, 2025, the closing price of our common stock fluctuated between $57.61 and $182.99. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price that you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Stock market volatility may also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our common stock relies in part on the research and reports that securities or industry analysts publish about us or our business. We do not control these analysts. If any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could also cause our stock price and/or trading volume to decline.

Our stock price may decline if our financial performance does not meet the guidance we have provided to the public, estimates published by research analysts or other investor expectations.

The guidance we provide as to our expected revenue and Adjusted EBITDA margin is only an estimate of what we believe is realizable at the time we give such guidance. It is difficult to predict our revenue and Adjusted EBITDA margin and our actual results may vary materially from our guidance. We may not meet our financial guidance or other investor expectations for other reasons, including those arising from the risks and uncertainties described in this prospectus supplement and in our other public filings and public statements. Furthermore, research analysts publish estimates of our future revenue and earnings based on their own analysis. The revenue guidance we provide may be one factor they consider when determining their estimates.

Our debt exposes us to certain risks.

As of September 30, 2025, we had $359.7 million of total debt outstanding and we expect to incur additional debt in the Financing Transactions. The amount of our existing debt, combined with debt that would be incurred to finance a portion of the purchase price of the PAG Acquisition, including in this offering, and our ability to incur additional debt in the future, and the restrictive covenants that impose operating and financial restrictions on us could have important consequences, including:

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic initiatives, and general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	exposing us to the risk of higher interest rates on borrowings under our credit facilities, which are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	pay dividends or make other distributions; and

•	limiting our ability to borrow additional funds.

In addition, if and to the extent that any of this offering or the Common Stock Offering is not completed, or if the aggregate net proceeds from this offering and the Common Stock Offering are less than we expect, we intend to fund any shortfall by issuing additional shares of common stock or equity-linked securities prior to the consummation of the PAG Acquisition. However, if we are unable to issue such shares or equity-linked securities, we would fund any shortfall with additional debt financings, which may include borrowings under the Bridge Facility and/or the New Revolving Facility. If we are required to incur additional borrowings under the Bridge Facility or the New Revolving Facility, the risks above could be heightened as a result of our increased debt outstanding.

Acquisitions and dispositions present certain risks and the strategic benefits and cost synergies that are anticipated may not be realized and may negatively affect the trading price of our common stock and our future business and financial results.

A key element of our business strategy is growth through the acquisition of additional companies and the disposition of certain businesses that are no longer a strategic focus. We are focused on acquiring complementary assets that add new products, new customers, and new capabilities or new geographic and/or operational competitive advantages in both new and existing markets within our core competencies. For example, we recently completed the acquisition of several businesses, including Aero 3, Kellstrom Aerospace Group, Inc., and Turbine Weld Industries. The benefits that are expected to result from these and other acquisitions will depend, in part, on our ability to integrate these businesses and realize the anticipated cost synergies. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition. Some members of our management may be required to devote considerable time to this integration process, which will decrease the time they will have to manage the Company, service existing customers, attract new customers and develop new products or strategies. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business, financial condition and results of operations could suffer. We also cannot guarantee that the benefits and cost synergies that we currently expect to realize as a result of such acquisitions will be achieved within our anticipated time frames or at all.

Furthermore, in April 2025, we completed the sale of our former Fleet segment to execute on our strategic initiative to become a pure-play aviation business. We cannot offer assurances that this disposition or any of our other initiatives will be beneficial to the extent anticipated, or that the estimated efficiency improvements, incremental cost savings or cash flow improvements expected in connection with becoming a pure-play aviation business will be realized as anticipated or at all.

We may not be able to successfully execute our acquisition or disposition strategies, and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations and may negatively affect the trading price of our common stock.

Risks Related to the PAG Acquisition

The PAG Acquisition may not occur at all or may not occur in the expected time frame, which may negatively affect the trading price of our common stock and our future business and financial results.

No assurance can be provided that the PAG Acquisition will be completed in the manner and within the time frame currently anticipated, or at all. Completion of the PAG Acquisition is subject to the satisfaction or waiver of a number of conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. If the PAG Acquisition is not completed or if there are significant delays in completing the PAG Acquisition, it could negatively affect the trading price of our common stock and our future business and financial results.

We may not realize the strategic benefits and cost synergies that are anticipated from the planned PAG Acquisition.

The benefits that are expected to result from the PAG Acquisition will depend, in part, on our ability to consummate the PAG Acquisition within the anticipated time period, or at all, and to integrate and realize the anticipated cost synergies of the PAG Acquisition. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition. Some members of our management may be required to devote considerable time to this integration process, which will decrease the time they will have to manage the Company, service existing customers, attract new customers and develop new products or strategies. The risks and uncertainties relating to integrating PAG include, among other things:

•	the challenge of integrating complex organizations, systems, operating procedures, compliance programs, technology, networks and other assets of PAG;

•	the inability to successfully integrate our respective businesses in a manner that permits us to achieve the cost savings and other anticipated benefits from the PAG Acquisition;

•	the inability to minimize the diversion of management attention from ongoing business concerns during the process of integrating PAG into our businesses;

•	the inability to resolve potential conflicts that may arise relating to customer, supplier and other important relationships of our business and PAG;

•	difficulties in retaining key management and other key employees; and

•	the challenge of managing the expanded operations of a significantly larger and more complex company and coordinating geographically separate organizations.

If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business, financial condition and results of operations could suffer. We also cannot guarantee that the benefits and cost synergies that we currently expect to realize as a result of the PAG Acquisition will be achieved within our anticipated time frames or at all.

Following the PAG Acquisition, we expect to realize certain synergies and cost savings. Any synergies and cost savings that we realize may differ materially from our estimates. These are our current estimates and assumptions, but they involve risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such estimates. This information is speculative in nature, and some or all of the assumptions underlying the estimated synergies and cost savings may not materialize or may vary from actual results. Our ability to realize these anticipated synergies and savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results.

We will incur substantial expenses to consummate the PAG Acquisition but may not realize the anticipated benefits. In addition, even if we are able to integrate PAG successfully, the anticipated benefits of the pending PAG Acquisition may not be realized fully, or at all, or may take longer to realize than expected. Given the size and significance of the PAG Acquisition, we may encounter difficulties in the integration of the operations of PAG and may fail to realize the full benefits and synergies of the PAG Acquisition, which could adversely impact our business, results of operation and financial condition.

PAG may have liabilities that are not known to us.

PAG may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations of PAG. We cannot assure you that the indemnification available to us under the Purchase Agreement in respect of the PAG Acquisition will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business of PAG or property that we will assume upon consummation of the PAG Acquisition. We may learn additional information about PAG that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations

We have made certain assumptions relating to the PAG Acquisition, which may prove to be materially inaccurate.

We have made certain assumptions relating to the PAG Acquisition, which assumptions involve significant judgment and may not reflect the full range of uncertainties and unpredictable outcomes inherent in the PAG Acquisition, and may be materially inaccurate. These assumptions relate to numerous matters, including:

•	our ability to realize the expected benefits of the PAG Acquisition, including cost and other synergies we expect to realize;

•	our expectations of future revenue and earnings of the PAG business and our expectations with respect to the margin profile of our business following the PAG Acquisition;

•	our ability to retain key employees from PAG, and maintain, develop and deepen relationships with these employees;

•	our ability to retain and maintain relationships with key brokers, suppliers and customers associated with PAG;

•

our ability to issue equity and debt or any other financing, or to generate and maintain needed cash from operations, to complete the PAG Acquisition on acceptable terms or at all and the impact of such financing on our operating results or financial condition;

•	projections of future expenses and expense allocation relating to the PAG Acquisition and PAG;

•	unknown or contingent liabilities associated with the PAG Acquisition and PAG;

•	the amount of goodwill and intangibles that will result from the PAG Acquisition;

•	other purchase accounting adjustments that we may record in our financial statements in connection with the PAG Acquisition;

•	acquisition and integration costs, including restructuring charges and transaction costs; and

•	other financial and strategic risks of the PAG Acquisition.

We have incurred and will continue to incur significant expenses in connection with the PAG Acquisition, regardless of whether the PAG Acquisition is completed.

We have incurred and will continue to incur significant expenses related to the PAG Acquisition. These expenses include, but are not limited to, fees related to arranging debt financing, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, consulting fees, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the PAG Acquisition is completed.

If our due diligence investigation of PAG was inadequate or if risks related to PAG’s business materialize, it could have a material adverse effect on our future business and financial results and may negatively affect the trading price of our common stock.

Even though we conducted a customary due diligence investigation of PAG, we cannot be sure that its diligence surfaced all material issues that may be present inside PAG or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of PAG and its business and outside of its control will not arise later. If any such material issues arise or if known risks prove to be more significant than expected, they may materially and adversely impact the ongoing business of the combined company and may negatively affect the trading price of our common stock.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the PAG Acquisition and related transactions.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates, and may not be an indication of our financial condition or results of operations following the PAG Acquisition and related transactions for several reasons. The actual financial condition and results of operations of the combined company following the PAG Acquisition and related transactions may not be consistent with, or evident from, this pro forma financial information. Further, the unaudited pro forma condensed combined financial information does not give effect to our recently completed Aero 3 Acquisition or the 2025 Equity Offering. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the PAG Acquisition and related transactions. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the value of our common stock after completion of the PAG Acquisition and related transactions.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement has been prepared by, and is the responsibility of, VSE. Moreover, neither VSE’s independent auditors, Grant Thornton LLP, nor PAG’s independent auditors, Baker Tilly US, LLP, have compiled, examined or performed any procedures with respect to the unaudited pro forma condensed combined financial information incorporated by reference herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, neither Grant Thornton LLP nor Baker Tilly US, LLP assumes any responsibility for, and disclaims any association with, the unaudited pro forma condensed combined financial information. The reports of Grant Thornton LLP, Baker Tilly US, LLP and Hancock Askew & Co., LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this prospectus supplement and should not be read to do so.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Units in this offering to be approximately $   million (or $   million if the underwriters exercise their option to purchase additional Units in full), after deducting underwriting discounts and commissions and before estimated offering expenses.

We intend to use the net proceeds from this offering and the Common Stock Offering to fund a portion of the Cash Consideration for the PAG Acquisition. We expect to finance the remaining portion of the Cash Consideration for the PAG Acquisition with approximately $   million of cash on hand and $850.0 million of new borrowings as a result of the Financing Transactions, assuming that we incur new borrowings of $850.0 million under a combination of the New Term Loan A Facility and the New Term Loan B Facility. The final terms of the debt financing, including the amounts of borrowings, if any, under each of the New Revolving Credit Facility, the Bridge Facility, the New Term Loan A Facility and the New Term Loan B Facility to fund the PAG Acquisition could differ materially from these assumptions.

The completion of this offering is not contingent on the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent on the completion of this offering. Neither this offering nor the Common Stock Offering is contingent on the consummation of the PAG Acquisition or any Financing Transactions. However, if the closing of the PAG Acquisition has not occurred on or prior to October 29, 2026, or if, prior to such date, the Purchase Agreement is terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described under “Description of the Purchase Contracts—Merger Termination Redemption.” If the PAG Acquisition is not consummated, we intend to use the net proceeds from this offering, after payment of any cash redemption amount and repurchase price, and the Common Stock Offering for general corporate purposes, which may include repayment of outstanding indebtedness.

Pending the application of the net proceeds as described above, we may use the net proceeds from the Common Stock Offering for general corporate purposes, including to invest in liquid assets that may include, but would not be limited to, short-term obligations, money market funds and guaranteed obligations of the U.S. government or to repay outstanding borrowings under the Existing Revolving Facility.

As of September 30, 2025, we had approximately $61.6 million in revolving loans outstanding under the Existing Revolving Facility, and the weighted average interest rate on such debt was 5.99%. The Existing Revolving Facility has a maximum borrowing capacity of $400.0 million and matures on May 2, 2030.

The following table outlines the estimated sources and uses of funds for the PAG Acquisition and the related costs and expenses. The actual net proceeds from this offering, the Common Stock Offering and the Financing Transactions and the costs and expenses related to the PAG Acquisition, this offering, the Common Stock Offering and the Financing Transactions will likely vary from the estimates reflected in the following table. See “Prospectus Supplement Summary—Recent Developments—Financing Transactions.”

The following table does not reflect the sale of any Units or shares of common stock that may be sold to the underwriters of this offering and to the underwriters of the Common Stock Offering upon exercise of their respective options to purchase additional shares and Units, as applicable. To the extent such underwriters exercise such options, we expect that the net proceeds from such sales will be used to fund a portion of the Cash

Consideration, which would reduce, by a corresponding amount, the amount of the debt we expect to incur to fund a portion of the Cash Consideration.

Sources of Funds(1)		Uses of Funds
(in millions)
Units offered hereby	$350.0	Cash Consideration	$1,750.0
Common Stock Offering	$650.0	Estimated transaction costs and expenses, including financing fees and underwriting discounts payable in connection with this offering and the Common Stock Offering	$66.3
New Term Loan Facilities	$850.0	Cash to balance sheet	$33.7	(2)

Total sources of funds	$1,850.0	Total uses of funds	$1,850.0

(1)

This table assumes that the Company (i) does not borrow under the New Revolving Credit Facility or the Bridge Facility and (ii) incurs new borrowings of $850.0 million under a combination of the New Term Loan A Facility and the New Term Loan B Facility. The final terms of the debt financing, including the amounts of borrowings, if any, under the New Term Loan A Facility and the New Term Loan B Facility to fund the PAG Acquisition could differ materially from these assumptions. If and to the extent that either this offering or the Common Stock Offering is not completed, or if the aggregate net proceeds from this offering and the Common Stock Offering are less than the amounts set forth in this table, we intend to fund any shortfall by issuing additional shares of common stock or equity-linked securities prior to the consummation of the PAG Acquisition. However, if we are unable to issue such shares or equity-linked securities, we would fund any shortfall with additional borrowings under the Financing Transactions, which may include borrowings under the Bridge Facility and/or the New Revolving Facility.

(2)

Represents net proceeds not allocated to the uses described above. The Company has not currently determined the specific use of these proceeds and may, among other things, reduce borrowings under the New Term Loan A Facility and/or the New Term Loan B Facility, or retain such amounts on the Company’s balance sheet for general corporate purposes.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2025:

•	on an actual basis;

•	on an as adjusted basis to reflect the completion of the Aero 3 Acquisition and the 2025 Equity Offering; and

•

on an as further adjusted basis to reflect (i) the completion of the PAG Acquisition (including the expected issuance of approximately     shares of common stock based on the Stock Consideration in connection therewith, assuming a price per share equal to the arithmetic mean of (A) $201.69, which is the volume-weighted average price of our common stock for the 20 trading days preceding January 29, 2026, and (B) the public offering price per share listed on the cover of the prospectus supplement for the Common Stock Offering) , (ii) the sale of      shares of our common stock offered by us in the Common Stock Offering at the public offering price of      per share, after deducting the underwriting discounts and commissions in connection with the Common Stock Offering and assuming the underwriters of the Common Stock Offering do not exercise their option to purchase additional shares from us, (iii) the sale of 7,000,000 Units in this offering, after deducting underwriting discounts and commissions in connection with this offering and assuming that the underwriters do not exercise their option to purchase additional Units from us, (iv) the payment of fees and expenses related to this offering and the Common Stock Offering, and (v) the application of the proceeds of this offering and the Common Stock Offering as described under “Use of Proceeds.”

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as other financial information included or incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	As of September 30, 2025
In thousands (except per share data)	Actual	As Adjusted(1)	As Further Adjusted(2)
Cash and cash equivalents	$8,784	$99,789	$

Debt:
Existing Revolving Facility	61,616	61,616
Existing Term Loan A Facility	298,125	298,125		––
Financing Transactions(3)	––	––
Amortizing notes that are a component of the Units	––	––

Total Debt	359,741	359,741
Stockholders’ equity:
Common stock, par value $0.05 per share; 44,000,000 shares authorized and 20,686,361 shares issued and outstanding, actual; 23,392,243 shares issued and outstanding, as adjusted; and shares issued and outstanding, as further adjusted(4)	1,034	1,170
Additional paid-in capital	597,210	1,038,079
Retained earnings	384,416	384,416
Accumulated other comprehensive loss	680	680

Total stockholders’ equity	983,340	1,424,345

Total capitalization	$1,343,081	$1,784,086

(1)

Proceeds raised in connection with the 2025 Equity Offering (which included the exercise in full of the option to purchase additional shares by the underwriters) in excess of the purchase price for the Aero 3 transaction were held in cash and cash equivalents. These amounts do not include the repayment of any outstanding indebtedness prior to December 31, 2025.

(2)

We intend to use the net proceeds from this offering and the Common Stock Offering to finance a portion of the Cash Consideration for the PAG Acquisition. For purposes of this table, we have assumed that the remaining portion of the Cash Consideration for the PAG Acquisition will be financed with $850.0 million of new borrowings as a result of the Financing Transactions, assuming $350.0 million of incremental new borrowings under the New Term Loan A Facility and $500.0 million of borrowings under the New Term Loan B Facility. As a result of this offering and the Common Stock Offering, we do not expect to draw on the Bridge Facility. The final terms of the Financing Transactions, including the amounts of borrowings, if any, under each of the New Revolving Credit Facility, the Bridge Facility, the New Term Loan A Facility and the New Term Loan B Facility, could differ materially from these assumptions, including as a result of the final amount of proceeds raised in this offering and the Common Stock Offering See “Description of Other Indebtedness––Financing Transactions.”

(3)

Pursuant to the terms of the Debt Commitment Letter, the Existing Term Loan A Facility will be amended and restated to, among other things, include up to a $400 million upsize of the Existing Term Loan A Facility from $296.25 million to $696.25 million. For purposes of this table, the Financing Transactions line item includes $296.25 million of borrowing under the Existing Term Loan A Facility that will be included in the New Term Loan A Facility that is expected to be entered into in connection with the PAG Acquisition. The as further adjusted amount includes a quarterly amortization payment in the amount of $1.875 million, which reduced the amount of outstanding borrowings under the Existing Term Loan A Facility.

(4)

The issued and outstanding (actual, as adjusted and as further adjusted) shown in the table above excludes: (i) 279,450 shares of common stock issuable upon the settlement of service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards outstanding as of September 30, 2025, (ii) 1,261,111 shares of common stock authorized and reserved for future issuance under our equity compensation plans as of September 30, 2025 and (iii) shares of our common stock reserved for issuance upon the settlement of the purchase contracts that are components to the Units offered hereby.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that we expect will be outstanding following consummation of this offering, the use of proceeds therefrom and the completion of the PAG Acquisition as described herein. In this description, references to the “Company,” “we,” “us” and “our” refer only to VSE Corporation, and not to any of its subsidiaries.

Credit Agreement

On May 2, 2025, the Company, as borrower, and certain of its subsidiaries, as guarantors (collectively, together with the Company, the “Loan Parties”), entered into a new credit agreement (the “Credit Agreement”), which provides for a $300.0 million senior secured term loan A facility (the “Existing Term Loan A Facility”) and a $400.0 million senior secured revolving loan facility (the “Existing Revolving Facility”). The Existing Revolving Facility includes a letter of credit sublimit in an aggregate amount of $30.0 million. The Credit Agreement replaced the Company’s previous term loan and revolving credit facility. In connection with the Existing Revolving Facility, Citizens Bank, N.A., in its capacity as the swingline lender, will make available to the Company a swingline facility under which the Company may make short-term borrowings (“Swingline Loans”) (on same-day notice) of up to $20.0 million. Any such Swingline Loans will reduce availability under the Existing Revolving Facility on a dollar-for-dollar basis (except for the purpose of calculating the amount of the commitment fee (as set forth in the Credit Agreement)).

Borrowings under the Credit Agreement are secured by substantially all of the assets of the Loan Parties. The Credit Agreement contains a total net leverage ratio covenant and a consolidated interest coverage ratio covenant, customary representations and warranties, and other affirmative and negative covenants. The covenants include limitations or restrictions on the incurrence of indebtedness, the occurrence of a change of control of the Company, purchases of our common stock, the payment of dividends on the Company’s equity interests, the making of investments, asset dispositions, and acquisitions. The Credit Agreement defines events of default and acceleration provisions.

The Existing Term Facility will mature on May 2, 2030 and will amortize in quarterly installments with a total of (i) 2.50% for the first and second year following the closing date, (ii) 5.625% for the third year following the closing date and (iii) 7.50% for the fourth and fifth year following the closing date, with the balance of outstanding borrowings payable on the final maturity date (subject to certain exceptions as provided in the Credit Agreement). As of September 30, 2025, $298.1 million of borrowings were outstanding under the Existing Term Facility.

Borrowings under the Credit Agreement accrue interest at either the term secured overnight financing rate (“SOFR”) or alternate base rate (“ABR”), plus in each case an applicable margin (based on the Company’s total net leverage ratio). The Company, at its option, may select between one, three or six month term SOFR.

The ABR for any day is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 0.50%; (ii) the Prime Rate and (iii) the daily SOFR rate plus 1.0%. The applicable margin for term SOFR loans ranges from 1.25% to 2.25% and for ABR loans from 0.25% to 1.25%. The Company also pays a commitment fee with respect to undrawn amounts under the Existing Revolving Facility ranging from 0.20% to 0.30% (based on the Company’s total net leverage ratio) and fees on letters of credit that are issued.

As of September 30, 2025, the interest rate on the Company’s outstanding Existing Term Facility borrowings and weighted average interest rate on its aggregate outstanding Existing Revolving Facility borrowings were 5.91% and 5.99%, respectively. As of September 30, 2025, the Company had letters of credit outstanding of $0.6 million.

Financing Transactions

In connection with and pursuant to the Purchase Agreement, concurrently with the signing of the Purchase Agreement, we entered into the Debt Commitment Letter. Subject to the terms of the Debt Commitment Letter, the Commitment Parties have committed to provide new senior secured financing of up to $1.95 billion, consisting of (i) the Bridge Facility, (ii) the New Term Loan B Facility, (iii) the New Revolving Facility and (iv) the New Term Loan A Facility. In addition, the Debt Commitment Letter includes the Backstop Facility as a backstop for the Existing Revolving Facility and the Existing Term Loan A Facility. The commitments under (i) the Bridge Facility will be reduced on a dollar-for-dollar basis by, among other things, the gross proceeds of this offering and the Common Stock Offering, up to $900.0 million in the aggregate and (ii) assuming the commitments under the Bridge Facility are reduced to $0, the New Term Loan A Facility and the New Term Loan B Facility commitments may be reduced. The Backstop Facility was obtained in the event that we are unable to obtain the necessary amendments under the Credit Agreement to close the PAG Acquisition.

The funding of the Financing Transactions is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the facilities in accordance with the terms set forth in the Debt Commitment Letter and (ii) the consummation of the PAG Acquisition in accordance with the Purchase Agreement.

The definitive documentation contemplated by the Debt Commitment Letter requires the obligations described in the Debt Commitment Letter to be secured by substantially all of the assets of the Loan Parties and would contain customary representations and warranties and affirmative and negative covenants. The covenants include limitations or restrictions on the incurrence of indebtedness, the occurrence of a change of control of the Company, purchases of our common stock, the payment of dividends on the Company’s equity interests, the making of investments, asset dispositions, and acquisitions. The Credit Agreement defines events of default and acceleration provisions.

The Existing Term Facility and the related upsize thereof will mature on May 2, 2030 and will follow the amortization schedule described in the Credit Agreement section above. If entered into, the New Term Loan B Facility will mature on the seventh anniversary of the PAG Acquisition and will amortize in quarterly installments at a rate of 1.00% each year, with the balance of the outstanding borrowings payable on the final maturity date (subject to certain exceptions to be provided in the definitive documentation).

Borrowings under the Credit Agreement and the definitive documentation contemplated by the Debt Commitment Letter accrue interest at either the term SOFR or ABR, plus in each case an applicable margin (described in the paragraph below). The Company, at its option, may select between one, three or six month term SOFR.

The ABR for any day is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 0.50%; (ii) the Prime Rate and (iii) the daily SOFR rate plus 1.0%. The applicable margin (i) under the Credit Agreement, if the necessary amendments to close the PAG Acquisition are obtained, for term SOFR loans ranges from 1.25% to 2.25% and for ABR loans ranges from 0.25% to 1.25% (in each case, based on the Company’s total net leverage ratio), (ii) for the Backstop Facility and related upsize thereof, if the necessary amendments to the Credit Agreement to close the PAG Acquisition are not obtained and, as a result, the Backstop Facility and the upsizes thereto are documented under new definitive documentation, ranges from 1.50% to 2.50% for term SOFR loans and from 0.50% to 1.50% for ABR loans (in each case, based on the Company’s total net leverage ratio), and (iii) for the Bridge Facility and New Term Loan B Facility will be 2.25% for term SOFR loans and 1.25% for ABR loans. The applicable margin on the Bridge Facility will increase by 0.25% on each of the following dates: (i) 90 days after the PAG Acquisition, (ii) 180 days after the PAG Acquisition and (iii) 270 days after the PAG Acquisition. The Bridge Facility will also be subject to duration fees of 0.50% (due 90 days after the PAG Acquisition), 0.75% (due 180 days after the PAG Acquisition) and 1.00% (due 270 days after the PAG Acquisition). The Company also pays a commitment fee with respect to undrawn amounts under the Existing Revolving Facility and the related upsize of the revolving credit facility ranging from 0.20% to 0.30% (based on the Company’s total net leverage ratio) and fees on letters of credit that are issued.

DESCRIPTION OF THE UNITS

We are offering 7,000,000 Units (or up to 8,050,000 Units if the underwriters exercise in full their option to purchase additional Units), each with a stated amount of $50.00. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) and a senior amortizing note (an “amortizing note”), in each case issued by us. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement and under the caption “Description of Debt Securities” in the accompanying prospectus contain a description of all of the material terms of the Units and their components but are not complete and are subject to, and qualified in their entirety by reference to, the related contracts. We refer you to:

•

the purchase contract agreement (the “purchase contract agreement”), to be dated the date of first issuance of the Units, to be entered into among us, U.S. Bank Trust Company, National Association, as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time, and U.S. Bank Trust Company, National Association, as trustee (the “trustee”) under the indenture described below, pursuant to which the purchase contracts and Units will be issued; and

•

the indenture, between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee, and a related supplemental indenture, between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee, each to be dated the date of first issuance of the Units, under which the amortizing notes will be issued.

The indenture and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be filed as exhibits to a Current Report on Form 8-K and incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the terms “we,” “us” and “our” mean VSE Corporation and do not include any of our subsidiaries.

Components of the Units

Each Unit offered is comprised of:

•

a prepaid stock purchase contract issued by us pursuant to which we will deliver to the holder, not later than February 1, 2029 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier settled or redeemed, a number of shares of our common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock”; and

•

a senior amortizing note issued by us with an initial principal amount of $   that pays equal quarterly cash installments of $   per amortizing note (except for the May 1, 2026 installment payment, which will be $   per amortizing note), which cash payment in the aggregate will be equivalent to   % per year with respect to the $50.00 stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” settled at our option as described in “Description of the Purchase Contracts—Early Mandatory Settlement at our Election” or earlier redeemed at our option as described in “Description of the Purchase Contracts—Merger Termination Redemption,” we will deliver to you not more than     shares of our common stock and not less than    shares of our common stock (subject to adjustment) on the mandatory settlement date, based upon the applicable “settlement rate” (as defined below), which is subject to adjustment as described herein, and the

“applicable market value” (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $  . On each February 1, May 1, August 1 and November 1, commencing on May 1, 2026, we will pay cash installments of $   on each amortizing note (except for the May 1, 2026 installment payment, which will be $   per amortizing note). Each installment will constitute a payment of interest (at a rate of   % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $   and the fair market value of each purchase contract is $  , as set forth in the purchase contract agreement. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units consisting of a “component purchase contract” and a “component amortizing note” and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” (each as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units will resume after such business day), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If you beneficially own a Unit, you may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of your desire to separate the Unit, together with any required instructions or notices to the trustee and the purchase contract agent as provided in the indenture and the purchase contract agreement. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note will be responsible for any fees or expenses payable in connection with such separation.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date or merger termination redemption settlement date and also excluding the business day immediately preceding any installment payment date (provided that the right to recreate the Units will resume after such business day), you may recreate a Unit consisting of a “component purchase contract” and a “component amortizing note” from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC’s DWAC system of your desire to recreate the Unit, together with any required instructions or notices to the trustee and the purchase contract agent as provided in the indenture and the purchase contract agreement. Holders who elect to recreate Units will be responsible for any fees or expenses payable in connection with such recreation, and neither we nor the purchase contract agent will have any liability therefor.

Global Securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts or separate amortizing notes, by acceptance of such securities, will be deemed to have:

•

irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•

in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement; and

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of ours; and

•

the allocation of the $50.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis or cost in each purchase contract will be $   and such holder’s initial tax basis in each amortizing note will be $   .

Listing of Securities

We have applied to list the Units on Nasdaq under the symbol “VSECU,” subject to satisfaction of its minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on Nasdaq within 30 calendar days after the Units are first issued. In addition, certain of the underwriters have advised us that they intend to make a market in the Units, but such underwriters are not obligated to do so. However, listing on Nasdaq does not guarantee that a trading market will develop, and such underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor, in our sole discretion, to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be Nasdaq) subject to applicable listing requirements.

Our common stock is listed on Nasdaq under the symbol “VSEC.” We have applied to have the shares of our common stock deliverable upon settlement of all purchase contracts approved for listing on Nasdaq.

Title

We, the trustee and the purchase contract agent will treat the registered owner, which we expect at initial issuance to be a nominee of DTC, of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt (including the current portion) and to record the issuance costs of the amortizing notes as an adjustment to the carrying amount of the amortizing notes. The amortization of the amortizing notes will be calculated using the effective interest method over the life of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract will be $   for the amortizing note and $   for the purchase contract, as set forth in the purchase contract agreement.

Based on the expected structure of the Units, we expect the purchase contracts to meet equity classification. The classification of the Units will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on the information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Based on GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles.

We are continuing to evaluate the earnings per share considerations of the Units, including whether the purchase contracts represent participating securities. We expect our earnings per share calculations will reflect the shares of our common stock issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share may include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent and, if applicable, the trustee. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us, the trustee and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us, the trustee and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us, the trustee and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding February 1, 2029 or any early settlement date or merger termination redemption settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, we, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of our common stock issuable (and/or, in the case of a merger termination redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.

Miscellaneous

The purchase contract agreement and the indenture will provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent and/or the trustee of the rights of the holders of the Units or the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and neither we nor the trustee nor the purchase contract agent will have any liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

The purchase contracts will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement which will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the purchase agreement will be available as described under “Where You Can Find More Information.”

Each purchase contract will initially form a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units will resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.

As used in this section, the terms “we,” “us” and “our” mean VSE Corporation and do not include any of our subsidiaries.

Mandatory Settlement

Unless previously settled at your or our option, on February 1, 2029 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”), each purchase contract will automatically settle, and we will deliver a number of shares of our common stock based on the applicable settlement rate as described under “—Delivery of Common Stock.”

On the mandatory settlement date, shares of our common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.

Early Settlement

You, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, only under the following circumstances:

Early Settlement upon Satisfaction of Sale Price Condition

On or after May 1, 2026 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, on the second trading day immediately following the last trading day of any 20 consecutive trading day period during which the closing price of our common stock has been greater than or equal to 110% of the threshold appreciation price then in effect on each day in such 20 consecutive trading day period.

The “closing price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “closing price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Early Settlement upon Satisfaction of Trading Price Condition

On or after May 1, 2026 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which (x) the “trading price” per Unit, as determined following a written request by a holder of Units in accordance with the procedures described below, for each trading day of the measurement period was less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each such trading day and (y) the closing price of our common stock on each trading day of the measurement period was less than 70% of the reference price on each such trading day.

The “trading price” of the Units on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for 20,000 Units at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for 20,000 Units from a nationally recognized securities dealer, then the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each trading day of such failure.

The bid solicitation agent (if other than us) will have no obligation to determine the trading price per Unit unless we have requested such determination; and we will have no obligation to make such request (or, if we are acting as bid solicitation agent, we will have no obligation to determine the trading price) unless a holder or holders in the aggregate of at least 40,000 Units provides us with reasonable evidence that the trading price per Unit would be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time, we will instruct the bid solicitation agent in writing (if other than us) to determine, or if we are acting as bid solicitation agent, we will determine, the trading price per Unit beginning on the next trading day and on each successive trading day until the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations, we will provide the bid solicitation agent with the names and contact details of the three independent nationally recognized securities dealers we select, and we will direct those security dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate for such date, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing, and thereafter neither we nor the bid solicitation agent (if other than us) will be required to solicit bids again until a new holder request is made as provided above.

We will initially act as the bid solicitation agent.

Early Settlement upon Specified Corporate Events

Certain Distributions

If, prior to 5:00 p.m. New York City time, on the second scheduled trading day immediately preceding February 1, 2029, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than in connection with a shareholder rights plan prior to separation of such rights from our common stock), which distribution has a per share value, as reasonably determined by us, exceeding 10% of the closing price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Units and separate purchase contracts, the purchase contract agent and the trustee (if other than the purchase contract agent) in writing at least 30 scheduled trading days (as defined below) prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the purchase contracts may not otherwise be settled at such time.

Certain Corporate Events

If (i) a transaction or event that constitutes a fundamental change (as defined under “—Early Settlement Upon a Fundamental Change”) occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029 or (ii) we are a party to a “reorganization event” (as defined under “—Recapitalizations, Reclassifications and Changes of our Common Stock”) (other than a reorganization event effected solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change and (y) results in a reclassification, conversion or exchange of shares of our outstanding common stock solely into shares of common stock of the surviving entity and such shares become exchange property for the purchase contracts) that occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, then, in each case, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, at any time from or after the effective date of the transaction or event until 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding February 1, 2029). We will notify holders of the Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing as promptly as practicable following the date we publicly announce such transaction or event.

Early Settlement Procedures

If you elect to settle any of your purchase contracts early in accordance with the foregoing conditions, we will deliver a number of shares of our common stock per purchase contract based on the applicable settlement rate as described under “—Delivery of Common Stock,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive our common stock upon early settlement of a purchase contract is subject to (i) timely delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract (or, in the case of a global purchase contract or a component purchase contract comprising a portion of a global Unit, delivery of notice of such election in accordance with DTC’s applicable procedures), (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.

Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, you will receive the applicable number of shares of our common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that business day will be considered the “early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to 5:00 p.m., New York City time, on the early settlement date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Delivery of Common Stock

Unless previously redeemed, for each purchase contract, we will deliver to you on the mandatory settlement date or, in the case of an early settlement as described under “—Early Settlement,” on the date as described above under “—Early Settlement—Early Settlement Procedures,” a number of shares of our common stock. Other than for any early settlement of purchase contracts in connection with a fundamental change, the number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•	if the applicable market value is greater than or equal to the threshold appreciation price, you will receive shares of common stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value is greater than the reference price but less than the threshold appreciation price, you will receive a number of shares of our common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

•	if the applicable market value is less than or equal to the reference price, you will receive shares of our common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate and minimum settlement rate are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is equal to $50.00 divided by the maximum settlement rate (rounded to the nearest $0.0001) and is initially approximately equal to $  , which is the public offering price of our common stock in the Common Stock Offering.

The threshold appreciation price is equal to $50.00 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, initially $  , represents an appreciation of approximately   % over the reference price.

For illustrative purposes only, the following table shows the number of shares of our common stock issuable upon settlement of a purchase contract on the mandatory settlement date (or in respect of an early settlement other than in connection with a fundamental change) at assumed applicable market values, based on a reference price of approximately $    and a threshold appreciation price of $  . The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders as described under “—Early Settlement Upon a Fundamental Change” below or redeemed as described under “—Merger Termination Redemption” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date (or in respect of the applicable early settlement date) the following numbers of shares of our common stock for each Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$
$
$
$
$
$
$
$
$
$
$
$
$
$

As the table above illustrates, if, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver    shares of our common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, you will receive only a portion of the appreciation in the market value of our common stock you would have received had you purchased $50.00 worth of our common stock at the reference price on the pricing date of this offering.

If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than the threshold appreciation price but greater than the reference price of approximately $  , we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable) equal to $50.00, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than or equal to the reference price of approximately $   , we would be obligated to deliver upon settlement of the purchase contract    shares of our common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize a loss on the decline in market value of our common stock below the reference price.

Because the applicable market value of our common stock is determined over the 20 consecutive “trading days” (as defined below) beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 (or, in the case of an early settlement other than in connection with a fundamental change, over the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date), the number of shares of our common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or daily VWAP) of our common stock on February 1, 2029 (or such early settlement date, as the case may be). In addition, you will bear the risk of fluctuations in the market price of our common stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.

The term “applicable market value” means the arithmetic average of the daily VWAPs of our common stock on each of the trading days during the relevant market value averaging period.

“Market value averaging period” means (i) in the case of mandatory settlement on the mandatory settlement date, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 and (ii) in the case of any early settlement (other than in connection with a fundamental change), the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date.

The “daily VWAP” of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page VSEC.US <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” for purposes of determining any consideration due at settlement of a purchase contract means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock (or other security for which a daily VWAP must be determined) generally occurs on Nasdaq or, if our common stock (or such other security) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on Nasdaq or, if our common stock is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

If one or more of the 20 consecutive scheduled trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Early Settlement Upon a Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement—Early Settlement Procedures” above, you will receive per purchase contract a number of shares of our common stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding February 1, 2029) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that business day will be considered the “fundamental change early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not solely our common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement, (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised and (iv) any other information we determine to be appropriate.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•

any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any of our subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding common stock;

•

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries;

•	our common stockholders approve any plan or proposal for the liquidation or dissolution of us; or

•

our common stock (or other common stock receivable upon settlement of your purchase contracts, if applicable) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in the first two bullets above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of your purchase contracts, if applicable, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “share price” in the fundamental change, which will be:

•

in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in the fundamental change, the share price will be the cash amount paid per share of common stock; and

•

in all other cases, the share price will be the arithmetic average of the daily VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates (and the merger termination redemption rates as described under “—Merger Termination Redemption” below) per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each share price and effective date set forth below:

Share Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
February, 2026
February 1, 2027
February 1, 2028
February 1, 2029

The exact share prices and effective dates may not be set forth in the table above, in which case:

•

if the applicable share price is between two share prices in the table above or the applicable effective date is between two effective dates in the table above, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•

if the applicable share price is greater than $   per share (subject to adjustment in the same manner and at the same time as the share prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the applicable share price is less than $   per share (subject to adjustment in the same manner and at the same time as the share prices set forth in the column headings of the table above, the “minimum share price”), the fundamental change early settlement rate will be determined as if the share price equaled the minimum share price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table above.

The maximum number of shares of our common stock deliverable under a purchase contract is     , subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate or merger termination redemption rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We will deliver shares of our common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date. Prior to 5:00 p.m., New York City time, on the fundamental change early settlement date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stocks or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit at the holder’s election upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date, the mandatory settlement date or redemption on any subsequent merger termination redemption settlement date, as the case may be.

Early Mandatory Settlement at our Election

We have the right to settle the purchase contracts on or after February 1, 2027, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below, if the closing price of our common stock for 20 or more consecutive trading days ending on the second trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the settlement rate that would apply as set forth above under “—Delivery of Common Stock” for an early settlement at your option as described above under “—Early Settlement” as if the notice date was the applicable early settlement date.

In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our early mandatory settlement right and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent, the trustee and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”) and issue a press release announcing our election. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•

the date on which we will deliver shares of our common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be (i) on or after February 1, 2027 and (ii) on the second business day following the date of our notice (the “notice date”) (or such later date as may be required by applicable securities laws);

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, pursuant to and in accordance with the indenture governing the amortizing notes (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	the last date on which holders of amortizing notes may exercise their repurchase right;

•

the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes (which procedures will be in accordance with the indenture governing the amortizing notes); and

•	any other information we determine to be appropriate.

We will deliver shares of our common stock and any cash payable for fractional shares to you on the early mandatory settlement date. Prior to 5:00 p.m., New York City time, on the notice date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.

Merger Termination Redemption

If the closing of the PAG Acquisition has not occurred on or prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below, by delivering notice during the five business day period immediately following October 29, 2026. If the Purchase Agreement is terminated prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below by delivering notice on or prior to the 40th scheduled trading day immediately preceding October 29, 2026 or during the five business day period immediately following October 29, 2026 (in each case, a “merger termination redemption”).

Concurrent Repurchase of Amortizing Notes

In the event of a merger termination redemption, you will have the right to require us to repurchase any or all of your amortizing notes (whether as components of Units or separate amortizing notes), as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our right to cause a merger termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our right to cause a merger termination redemption and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the merger termination redemption settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

As further described below, redemptions of purchase contracts pursuant to a merger termination redemption will be settled in cash, if the relevant merger termination redemption stock price is equal to or less than the reference price. If the relevant merger termination redemption stock price is greater than the reference price, redemptions of purchase contracts pursuant to a merger termination redemption will be settled in shares of our common stock, with the amount of such common stock to be determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change”; provided that, in such case, we may elect to pay cash in lieu of delivering any or all of the shares of our common stock, all as further described below.

Notice of Merger Termination Redemption

Any notice of a merger termination redemption (a “merger termination redemption notice”) will be delivered to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes, and we will issue a press release announcing any such election.

The merger termination redemption notice will specify, among other things:

•	the merger termination redemption stock price;

•	the scheduled merger termination redemption settlement date;

•	if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the cash redemption amount;

•

if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the merger termination redemption rate, and, if applicable, the number of shares of our common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the “repurchase price” and “repurchase date,” each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the last date on which holders of amortizing notes may exercise their repurchase right; and

•	the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.

If the merger termination redemption stock price is greater than the reference price and we do not specify a number of shares of common stock that will be replaced with cash in the merger termination redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares of common stock.

Merger Termination Redemption Settlement

In the event of a merger termination redemption, we will deliver the applicable redemption amount on the merger termination redemption settlement date.

“Redemption amount” per purchase contract means:

•

if the merger termination redemption stock price is equal to or less than the reference price, an amount of cash equal to (x) $50.00 less (y) the applicable repurchase price for the amortizing notes; or

•

if the merger termination redemption stock price is greater than the reference price, a number of shares of our common stock (the “merger termination redemption rate”) equal to the number of shares of common stock determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change” (with references to “share price” deemed to refer to the “merger termination redemption stock price,” references to “fundamental change early settlement rate” deemed to refer to the “merger termination redemption rate,” and references to “effective date” deemed to refer to the date of the related merger termination redemption notice); provided that we may elect to pay cash in lieu of delivering any or all of the shares of our common stock in an amount equal to the merger termination redemption rate multiplied by the merger termination redemption market value.

“Merger termination redemption stock price” means the arithmetic average of the daily VWAPs of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of the related merger termination redemption notice.

“Merger termination redemption market value” means the arithmetic average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the scheduled merger termination redemption settlement date.

“Merger termination redemption settlement date” means:

•

if (x) the merger termination redemption stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that would otherwise be included in the redemption amount, the second business day following the last trading day of the 20 consecutive trading day period used to determine the merger termination redemption market value; or

•	otherwise, the scheduled merger termination redemption settlement date specified in the merger termination redemption notice.

“Scheduled merger termination redemption settlement date” means:

•

if (x) the merger termination redemption stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that would otherwise be included in the redemption amount, a date that is least 25 and no more than 35 scheduled trading days after the date of the merger termination redemption notice; or

•	otherwise, a date that is at least 10 business days and no more than 15 business days after the date of the merger termination redemption notice.

The person in whose name any shares of our common stock shall be issuable will be treated as the holder of record of such shares as of 5:00 p.m., New York City time on:

•	the date of the merger termination redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares of our common stock, or

•

the last trading day in the 20 consecutive trading day period used to determine the merger termination redemption market value, if we have elected to pay cash in lieu of delivering any of the shares of our common stock that would otherwise be included in the redemption amount.

Prior to such time, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract, but, for the avoidance of doubt, the anti-dilution adjustments provided herein under “—Adjustments to the Fixed Settlement Rates” below will continue to apply to the purchase contracts prior to such time.

Adjustments to the Fixed Settlement Rates

The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of a share split, a share combination, or a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate multiplied by the number of purchase contracts held by such holders.

(1) If we exclusively issue shares of our common stock to all or substantially all holders of our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as applicable;

SR1 =	such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as applicable (before giving effect to any such dividend, distribution, share split or share combination); and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the fixed settlement rates will be immediately readjusted, effective as of the date we determine not to pay such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, then each fixed settlement rate will be increased based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;

SR1 =	such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the fixed settlement rates will be decreased to the fixed settlement rates that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the fixed settlement rates will be decreased to the fixed settlement rates that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2) and for purposes of the provisions as described above under “—Early Settlement—Early Settlement upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below applies;

•

distributions of exchange property issued upon conversion of, or in exchange for, our common stock in a transaction described in “—Recapitalizations, Reclassifications and Changes of our Common Stock”; and

•	spin-offs as to which the provisions set forth below in this clause (3) applies;

then each fixed settlement rate will be increased based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution;

SR1 =	such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;

SP0 =	the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. If such distribution is not so paid or made, the fixed settlement rates will be decreased to be the fixed settlement rates that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract will receive, in respect of each purchase contract, at the same time and upon the same terms as holders of our common stock and without having to early settle their purchase contracts, the amount and kind of our share capital, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” then each fixed settlement rate will be increased based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to the end of the valuation period (as defined below);

SR1 =	such fixed settlement rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing price” set forth above as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the closing prices of our common stock over the valuation period.

The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period, the reference in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, such determination date for purposes of determining the fixed settlement rates.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock that, together with all prior dividends or distributions made to all or substantially all holders of our common stock during the calendar quarter in which such dividend or distribution is made (such calendar quarter, the “dividend period”), exceeds $0.10 per share (the “dividend threshold”), then each fixed settlement rate will be adjusted based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;

SR1 =	such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;

SP0 =	the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T =	the initial dividend threshold; provided that if the amount in cash per share we distribute to all or substantially all holders of our common stock pursuant to such dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to each fixed settlement rate; provided that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If such dividend or distribution is not so made or paid, the fixed settlement rates will be decreased, effective as of the date we determine not to make or pay such dividend or distribution, to be the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract will receive, for each purchase contract, at the same time and upon the same terms as holders of shares of our common stock and without having to early settle their purchase contracts, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then each fixed settlement rate will be increased based on the following formula:

where,

SR0 =	such fixed settlement rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

SR1 =	such fixed settlement rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires, references in the preceding paragraph to 10 consecutive trading days and 10th trading day will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, such determination date for purposes of determining the fixed settlement rates.

If we are obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the fixed settlement rates will be readjusted to be the fixed settlement rates that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

If we have a rights plan in effect on any date for determining the number of shares of our common stock issuable to a holder, you will receive, in addition to any shares of our common stock received in connection with settlement of the purchase contracts, the rights under the rights plan. However, if, prior to such determination date, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the fixed settlement rates will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

“Trading day” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on Nasdaq or, if our common stock (or such other security) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a closing price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Record date” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by us, statute, contract or otherwise).

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder (including any date for determining the amount of cash payable in connection with a merger termination redemption), adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•

upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;

•

upon the repurchase of any common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (5) above;

•

for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (1) through (5) above;

•	for a third party tender offer (other than a tender offer by one of our subsidiaries);

•	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

•	solely for a change in, or elimination of, the par value of our common stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent and the trustee an officer’s certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate, upon which officer’s certificate the purchase contract agent and the trustee may conclusively rely. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts describing in reasonable detail the method by which each fixed settlement rate was adjusted. Neither the purchase contract agent nor the trustee will be responsible for, and neither the purchase contract agent nor the trustee will make any representation as to the validity or value of, any common stock, securities or assets issued upon settlement of the Units or separate purchase contracts, or as to the accuracy of any calculation made under the purchase contract agreement. Neither the trustee nor the purchase contract agent will have any duty or obligation to calculate a fixed settlement rate or any adjustment thereto or verify any calculation thereof.

Whenever we are required to calculate the closing prices, the daily VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value, the merger termination redemption market value, the “share price” or the “merger termination redemption stock price”), our board of directors (or a committee thereof) will make appropriate adjustments, if any, consistent with clauses (1) through (5) above, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-dividend date, effective date or expiration date of any tender or exchange offer occurs during the period in which the closing prices, the daily VWAPs or such other prices or amounts are to be calculated.

In addition, we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or issuance of rights, options or warrants to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

If you are an investor subject to U.S. federal income taxation and the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you generally will be deemed to have received for U.S. federal income tax purposes a distribution that may be taxable as a dividend without the receipt of any cash. In addition, a failure to adjust (or to adjust properly) the settlement rates after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. You may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. For example, if a fundamental change occurs prior to the maturity date, under some circumstances, we will increase the settlement rate for purchase contracts settled in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

Recapitalizations, Reclassifications and Changes of our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of our common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, will execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable determination date, or such other settlement rates or redemption rates as provided herein (without any interest thereon and without any right to dividends or distributions thereon which have a record date prior to 5:00 p.m., New York City time, on the determination date). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event, and such value will be determined (i) in the case of any publicly traded securities that comprise all or part of the exchange property, based on the daily VWAP of such securities; (ii) in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and (iii) in the case of any other property that comprises all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose. In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we will amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to (x) provide for anti-dilution and other adjustments that will be as nearly equivalent as practicable to the adjustments described above under the heading “—Adjustments to the Fixed Settlement Rates” and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts).

In connection with any adjustment to each fixed settlement rate described above, we will also adjust the dividend threshold (as defined under “—Adjustments to the Fixed Settlement Rates”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is composed solely of non-stock consideration, the dividend threshold will be zero.

Fractional Shares

No fractional shares of our common stock will be issued or delivered to holders upon settlement or redemption of the purchase contracts. In lieu of any fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger termination redemption settlement date, as the case may be.

Legal Holidays

In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger termination redemption settlement date, as the case may be, is not a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement or redemption of the purchase contracts will not be effected on such date, but instead will be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts will accrue or be payable by us or to any holder in respect of such delay.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the number of shares of our common stock that would be deliverable per purchase contract as described in “—Delivery of Common Stock” above on the mandatory settlement date as if references to “February 1, 2029” in the definition of “market value averaging period” were to the date of such specified event of bankruptcy, insolvency or reorganization with respect to us. However, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts. In such event, a holder may have a damage claim against us for the value of our common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that any such damage claim that holders have against us following such acceleration would rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver our common stock to you upon such an acceleration, we expect you will only be able to recover damages to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•

to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•

upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•

to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the rules of the depositary; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders, as determined by us in good faith.

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	reduce the number of shares of our common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;

•	reduce the redemption amount or adversely modify the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with a merger termination redemption; or

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee will be provided an officer’s certificate and an opinion of counsel stating that the execution of such supplement, modification or amendment is authorized or permitted by the purchase contract agreement and does not violate the indenture with respect to the amortizing notes, and that any and all covenants applicable to, and conditions precedent to, the execution and delivery of such supplement, modification or amendment have been complied with, and, in the case of such opinion of counsel, that such supplement, modification or amendment constitutes our legal, valid and binding obligation, enforceable against us in accordance with its terms.

Consolidation, Amalgamation, Merger, Sale, Conveyance, Transfer or Lease

Under the purchase contract agreement, we are permitted to consolidate, merge or amalgamate with or into another company. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to another company. However, if we take any of these actions (other than any conveyance, transfer or lease of our assets (in whole or in part) to one or more of our wholly owned subsidiaries), we must meet the following conditions:

•

the successor entity to such consolidation, amalgamation or merger, or the entity which acquires all or substantially all of our assets, expressly assumes all of our obligations under the purchase contracts and the purchase contract agreement via a supplement to the purchase contract agreement;

•

the successor entity to such consolidation, amalgamation or merger, or the entity which acquires all or substantially all of our assets, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; and

•

immediately after the merger, amalgamation, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.

Reservation of Common Stock

We will at all times reserve and keep available out of our authorized and unissued shares of our common stock, solely for issuance upon settlement or redemption of the purchase contracts, the number of shares of our common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units and the purchase contracts will be construed in accordance with and governed by the laws of the State of New York.

Waiver of Jury Trial

The purchase contract agreement will provide that each of us, the purchase contract agent and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.

Information Concerning the Purchase Contract Agent

U.S. Bank Trust Company, National Association will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time but will have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.

We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent and the trustee will have no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent, the trustee and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the trustee, and each of the purchase contract agent and the trustee will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued by us pursuant to an indenture (the “base indenture”), between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee, and a related supplemental indenture, between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee, each to be dated the date of first issuance of the Units, under which the amortizing notes will be issued (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes taken together with the description under “Description of Debt Securities” in the accompanying prospectus contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms.

As used in this section, the terms “we,” “us” and “our” mean VSE Corporation and do not include any of our subsidiaries.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued by us in an aggregate initial principal amount of $   (or up to $   if the underwriters exercise their option to purchase additional Units). The final installment payment date will be February 1, 2029. We may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.

Each amortizing note will initially form a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date.” Following such separation, amortizing notes may be transferred separately from purchase contracts.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices as described in the indenture. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

There will not be any covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, except to the extent set forth under “Consolidation, Amalgamation, Merger and Sale of Assets” below.

Ranking

The amortizing notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The amortizing notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness. The amortizing notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all liabilities of our subsidiaries, including trade payables.

As of September 30, 2025, we had $359.7 million principal amount of debt outstanding and we expect to incur additional debt in the Financing Transactions. The indenture governing the amortizing notes will not prohibit us from incurring additional unsecured indebtedness or additional secured indebtedness that would be effectively senior to the amortizing notes in the future. The indenture governing the amortizing notes will also permit unlimited additional borrowings by our subsidiaries that are effectively senior to the amortizing notes.

Installment Payments

Each amortizing note will have an initial principal amount of $  . On each February 1, May 1, August 1 and November 1, commencing on May 1, 2026, we will pay cash installments of $   on each amortizing note (except for the May 1, 2026 installment payment, which will be $   per amortizing note). Each installment will constitute a payment of interest (at a rate of  % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date (each, a “regular record date”), subject to provisions allowing the establishment of a new record date in respect of any defaulted interest. If the amortizing notes do not remain in book-entry only form, then we will have the right to elect that each regular record date will be each January 15, April 15, September 15 and October 15 immediately preceding the relevant installment payment date by giving advance written notice to the trustee and the holders.

Each installment payment for any installment payment period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.

Amortization Schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
May 1, 2026	$	$
August 1, 2026	$	$
November 1, 2026	$	$
February 1, 2027	$	$
May 1, 2027	$	$
August 1, 2027	$	$
November 1, 2027	$	$
February 1, 2028	$	$
May 1, 2028	$	$
August 1, 2028	$	$
November 1, 2028	$	$
February 1, 2029	$	$

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to, or to cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice or merger termination redemption notice, as applicable, which date will be at least 20 but not more than 35 business days following the date of the notice as described under “Description of the Purchase Contracts—Early Mandatory Settlement at our Election” and “Description of the Purchase Contracts—Merger Termination Redemption” (and which may or may not fall on the early mandatory settlement date or merger termination redemption settlement date).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the immediately preceding installment payment date (or, if none, from, and including, the issue date) to, but not including, such repurchase date, calculated at an annual rate of   %; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or merger termination redemption settlement date occurs on or after the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures;

•	the number of the withdrawn amortizing notes; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

•

such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•

all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

Upon repurchase of the amortizing note component of a Unit prior to the related early mandatory settlement date or merger termination redemption settlement date, if applicable, the purchase contract component of such Unit will remain outstanding (pending such early mandatory settlement date or merger termination redemption settlement date) and beneficially owned by or registered in the name of, as the case may be, the holder who elected repurchase of the related amortizing note and will no longer constitute a part of the Unit.

In connection with any repurchase offer pursuant to an early mandatory settlement notice or merger termination redemption notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

The following will be the events of default with respect to the amortizing notes:

•

a default, subject to any valid waiver thereof, in the performance or breach of any covenant or warranty of ours in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of series of securities other than the amortizing notes), which default continues uncured for a period of 90 days after there has been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding amortizing notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

•	default in the payment of the repurchase price of any amortizing notes when the same becomes due and payable;

•	default in the payment of any installment payment on any amortizing notes as and when the same becomes due and payable and continuance of such failure for a period of 30 days;

•

our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days; or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an event of default described in first, second, third or fourth bullet above occurs and is continuing, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding by notice in writing to us (and to the trustee if given by holders of the amortizing notes), may declare the entire principal of all amortizing notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same will become immediately due and payable.

If an event of default described in the fifth bullet above occurs and is continuing, then the principal amount of all amortizing notes then outstanding, and the interest accrued thereon, if any, will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the amortizing notes.

The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of the amortizing notes pursuant to the provisions of the indenture, unless such holders of the amortizing notes has offered to the trustee in writing, and if requested, provided to the trustee, security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding amortizing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the amortizing note.

No holder of any amortizing note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(a)	such holder has previously given written notice to the trustee of an event of default and the continuance thereof with respect to the amortizing notes;

(b)

the holders of not less than 25% in aggregate principal amount of the outstanding amortizing notes have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(c)

such holder or holders have offered to the trustee in writing, and if requested, provided to the trustee, security or indemnity satisfactory to the trustee against the expenses and liabilities to be incurred in compliance with such request;

(d)	the trustee for 60 days after its receipt of such notice, written request for, and offer of, security or indemnity has failed to institute any such proceeding; and

(e)

no direction inconsistent with such written request, in the opinion of the trustee, has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding amortizing notes;

it being understood and intended that no one or more of such holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided for in the indenture and for the equal and ratable benefit of all holders of amortizing notes (it being understood that the trustee does not have an affirmative duty to ascertain whether or not such actions are unduly prejudicial to such holders).

Notwithstanding the foregoing, the holder of any amortizing note will have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such amortizing note on each installment payment date and to institute suit for the enforcement of any such payment, and such rights will not be impaired without the consent of such holder.

We will deliver to the trustee, within 120 days after the end of each fiscal year of ours, a certificate from the principal executive officer, principal financial officer, principal accounting officer or vice president or treasurer stating whether the signers thereof know of any default or event of default that occurred during the previous year.

Discharge and Defeasance of Indenture

We may discharge our obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will also permit us to terminate all of our obligations under the indenture with respect to the amortizing notes except for the rights of the holders of the amortizing notes to receive payments in respect of the principal of, premium, if any, and interest on such amortizing notes when such payments are due solely out of the trust referred to below and certain other obligations (“legal defeasance”), at any time by:

•

depositing, or causing to be deposited, with the trustee, in trust, for the benefit of the holders of the amortizing notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, the principal of, and interest on, the outstanding amortizing notes on the applicable due dates thereof; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate all of our obligations under the indenture with respect to certain covenants and events of default specified in the indenture (“covenant defeasance”) at any time by:

•

depositing, or causing to be deposited, with the trustee, in trust, for the benefit of the holders of the amortizing notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, the principal of, and interest on, the outstanding amortizing notes on the applicable due dates thereof; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable U.S. federal tax law since the date of the Indenture.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties, indemnities and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	our obligations to maintain an office or agency in respect of the amortizing notes.

We may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If we exercise the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If we exercise the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Consolidation, Amalgamation, Merger and Sale of Assets

Pursuant to the terms of the indenture, we may not consolidate or amalgamate with or merge into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any person or entity (other than any such sale, conveyance, transfer or lease of our assets (in whole or in part) to one or more of our wholly owned subsidiaries) unless:

(a)

either we are the continuing corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes our obligations on the amortizing notes and under the indenture; and

(b)	immediately after giving effect to the transaction, no default or event of default, has occurred and is continuing.

We will deliver to the trustee prior to the consummation of the proposed transaction an officer’s certificate and an opinion of counsel stating that such consolidation, amalgamation, merger, sale, conveyance, transfer or lease complies with the indenture and that the related supplemental indenture complies with the indenture.

Modification and Waiver

We and the trustee may enter into a supplemental indenture with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding amortizing notes (including consents obtained in connection with a tender offer or exchange offer for the amortizing notes), for the purpose of amending or modifying the provisions of the indenture or amending or modifying the rights of the holders of the amortizing notes, and, except as described above under “—Events of Default,” the holders of at least a majority in aggregate principal amount of the outstanding amortizing notes by notice to the trustee may waive our compliance with any provision of the indenture or the amortizing notes; provided that, without the consent of each holder of the amortizing notes, an amendment, modification or waiver may not:

•	extend the final maturity of any amortizing notes;

•	reduce the principal amount of any amortizing note, or premium on any amortizing note, if any;

•	reduce the rate or extend the time of payment of interest on any amortizing note;

•	postpone any installment payment date or reduce the amount owed on any installment payment date;

•	reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make any such payment;

•

make the principal of any amortizing note, or premium on any amortizing note, if any, or interest on any amortizing note, payable in any coin or currency other than that provided in the amortizing notes or in accordance with the terms of any amortizing note;

•	alter the provisions of the indenture relating to judgment currency;

•

impair or affect the right of any holder of amortizing notes to institute suit for the payment of the amortizing notes when due or any right of repayment at the option of the holder of amortizing notes;

•

reduce the aforesaid percentage of amortizing notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders of amortizing notes is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or

•	modify any provision of this paragraph.

In addition, we and the trustee may amend or supplement the indenture without the consent of any holder of the amortizing notes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the amortizing notes any property or assets;

•	to comply with the provisions set forth above under the heading “—Consolidation, Amalgamation, Merger and Sale of Assets”;

•

to add to our covenants in the indenture such further covenants, restrictions, conditions or provisions as we and the trustee consider to be for the protection of the holders of amortizing notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture as herein set forth; provided that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the amortizing notes to waive such an event of default;

•	to add a guarantor or permit any person or entity to guarantee the obligations under the amortizing notes;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the issuance of and establish the form and terms and conditions of securities of any series of debt securities as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the amortizing notes and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for uncertificated amortizing notes in addition to or in place of certificated amortizing notes;

•	to make any change that does not adversely affect the rights of any holder of amortizing notes, as determined by us in good faith;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•

to amend or supplement the indenture or the amortizing notes to conform the provisions of the indenture or the amortizing notes to any provision of the “Description of the Amortizing Notes” section in the preliminary prospectus supplement for this offering, as supplemented by the related pricing term sheet.

In executing any amendment or supplement to the indenture, the trustee will be provided an officer’s certificate and an opinion of counsel stating that the execution of such amendment or supplement is authorized or permitted by the indenture and does not violate the indenture, and that any and all covenants applicable to, and conditions precedent to, the execution and delivery of such amendment or supplement have been complied with.

Governing Law

The indenture and the amortizing notes will be construed in accordance with and governed by the laws of the State of New York.

Waiver of Jury Trial

The indenture will provide that each of us and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.

Calculations in Respect of Amortizing Notes

We will be responsible for making all calculations called for under the amortizing notes. These calculations include, but are not limited to, determinations of installment payments, the repurchase price, if applicable, and accrued interest payable on the amortizing notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of amortizing notes. We will provide a schedule of our calculations to each of the trustee and the purchase contract agent, and each of the trustee and the purchase contract agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of amortizing notes upon the written request of that holder.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the purchase, ownership, and disposition of the Units, the purchase contracts and amortizing notes that are components of Units, and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units for cash upon original issuance at the $50.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances (such as the effects of section 451(b) of the Code conforming the timing of certain income accruals to financial statements) or to holders subject to special rules, such as:

•	banks or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	brokers or dealers in securities;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction, conversion transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens and residents of the United States;

•

partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

•	tax-exempt entities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

“qualified foreign pension funds” as defined in section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds, or any other entity that is subject to special rules or exemptions under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”); or

•	persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or shares of our common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or shares of our common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, all as in effect as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. This discussion does not address any U.S. federal tax consequences (such as estate, gift, Medicare, alternative minimum tax, or other non-income tax consequences) other than regular income tax consequences or any state, local or non-U.S. tax consequences. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein (or that a court will not sustain any such challenge), and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of Units, purchase contracts, amortizing notes or shares of our common stock acquired under a purchase contract.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Units, purchase contracts, amortizing notes or shares of our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes, neither a partnership for U.S. federal income tax purposes nor a U.S. Holder.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not free from doubt, we believe that each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (1) a prepaid purchase contract to acquire our common stock and (2) an amortizing note that is treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes.

If, however, the components of a Unit were treated as a single instrument (or, even if respected as separate, if the amortizing notes or purchase contracts were treated as our stock), the U.S. federal income tax consequences could differ from the consequences described below. Any such consequences could be significantly less favorable to a holder than those described below, including, for example by requiring a U.S. Holder to recognize as income the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, or subjecting a Non-U.S. Holder to U.S. federal income or withholding tax on payments of principal and interest on the amortizing note or on gain realized on the disposition of such instrument (including the deemed conversion for common stock).

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the IRS will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. No ruling has been or will be sought concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the tax consequences to you of holding and disposing of the Units, including the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock, will be respected for U.S. federal income tax purposes.

Allocation of Offering Price

The $50.00 offering price of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the offering price will establish your initial tax basis in the purchase contract and amortizing note.

We intend to take the position that the offering price allocated to each purchase contract and amortizing note will be      and     , respectively. That allocation will be binding on you (but not the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units pursuant to this offering. The remainder of this discussion assumes that this allocation of offering price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Payments on the Amortizing Notes

Stated interest on an amortizing note will generally be taxable as ordinary interest income at the time it is paid or accrued in accordance with a U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Payments on the amortizing notes other than stated interest (including the portion of each installment payment that is not treated as interest) will be treated as a tax-free return of principal and reduce a U.S. Holder’s tax basis in such note. It is expected, and this discussion assumes, that the amortizing notes will be treated as issued with no more than de minimis original issue discount for U.S. federal income tax purposes.

Settlement of a Purchase Contract

Except as may occur pursuant to a merger termination redemption (as discussed above under “Description of the Purchase Contracts—Merger Termination Redemption”), the purchase contracts are expected to physically settle.

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract, except with respect to cash paid in lieu of a fractional share of our common stock which will result in capital gain or loss, measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in such fractional share. A U.S. Holder’s tax basis in the shares of common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share (allocated in accordance with the respective fair market values of the share of common stock and fractional share). A U.S. Holder’s holding period for the shares of common stock received under a purchase contract will begin the day after the date that stock is received.

Possible Cash or Combination Settlement in the Event of a Merger Termination Redemption

In the event of a merger termination redemption, we may elect to pay cash in lieu of delivering any or all of the shares of common stock due in settlement of the purchase contracts (unless the “merger termination redemption stock price” is equal to or less than the reference price, in which case the outstanding purchase contracts will be redeemed solely for cash, the treatment of which is discussed below under “—Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock”). If a U.S. Holder receives cash and common stock in settlement of a purchase contract, the tax treatment of the settlement is not certain. A U.S. Holder should consult its own tax advisor regarding the consequences of a combination settlement.

A merger termination redemption that results in a combination settlement could result in (i) the cash received in respect of a purchase contract being treated as proceeds from the sale of a portion of the purchase contract and taxed in the manner described below under “—Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock” and (ii) the common stock consideration being treated as received on settlement of the other portion of the purchase contract and therefore generally not taxable to a U.S. Holder.

In that case, the U.S. Holder’s adjusted tax basis in the purchase contract would generally be allocated pro rata between the common stock received and the portion of the purchase contract that is treated as sold for cash based on the fair market value of our common stock and the cash. The holding period for our shares of common stock received will commence on the day after the date of receipt.

Alternatively, it is possible that a merger termination redemption resulting in combination settlement could result in a U.S. Holder recognizing gain, but not loss, equal to the excess of the fair market value of the common stock and cash received over the U.S. Holder’s adjusted tax basis in the purchase contract. In no event would the gain recognized exceed the amount of cash received. Any gain would be long-term capital gain if, at the time of settlement the purchase contract has been held for more than one year. In this case, (i) a U.S. Holder’s tax basis in the shares of common stock received generally would equal its tax basis in the purchase contract that was settled, reduced by the amount of any cash received, and increased by the amount of gain, if any, recognized; (ii) the U.S. Holder’s holding period for shares of common stock received would include the period during which it held the purchase contract; and (iii) a U.S. Holder that is a “significant holder” would be subject to certain recordkeeping and information reporting requirements with respect to the settlement.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock acquired under the purchase contracts (other than certain pro rata distributions of common shares) will generally be treated as a dividend to the extent of our current or accumulated earnings and profits and will be subject to tax as ordinary income when received by a U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the shares of common stock (reducing that basis accordingly). Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders are generally subject to tax at reduced rates if such U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders are generally eligible for the dividends received deduction if such U.S. Holders meet certain holding period and other applicable requirements.

Constructive Dividends

The settlement rates of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the beneficial owner of a purchase contract for U.S. federal income tax purposes.

If we were to make a distribution of cash or property to stockholders and the settlement rates of the purchase contracts were increased, such increase may be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rates of the purchase contracts (including an adjustment to the settlement rates in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders. However, adjustments to the fixed settlement rates made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the beneficial owners of the purchase contracts (such as in the case of a stock split) will generally not be deemed to result in a constructive distribution. In certain circumstances, the failure to make an adjustment of (or to adjust adequately) the settlement rates may result in a taxable distribution to U.S. Holders, if as a result of such failure the proportionate interest of the U.S. Holders in our assets or earnings and profits is increased.

Any deemed distribution will generally be subject to tax in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” above. Generally, a U.S. Holder’s adjusted tax basis in a purchase contract will be increased to the extent any such constructive distribution is treated as a dividend. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Upon the sale, exchange, repurchase, redemption (including a merger termination redemption in which the holder’s purchase contracts are redeemed solely for cash) or other taxable disposition of a purchase contract (including the portion of the purchase contract that is deemed to be sold as a result of the receipt of cash in lieu of a fractional share upon the settlement of the purchase contract), amortizing note or share of our common stock, a U.S. Holder will recognize gain or loss equal to the difference between the (i) amount of cash plus the fair market value of any other property received (excluding amounts representing accrued interest on an amortizing note, which generally will be subject to tax as ordinary interest income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the purchase contract (or portion thereof), amortizing note or share of common stock, as the case may be. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition, the purchase contract, amortizing note or share of common stock, as the case may be, has been treated as held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other taxable disposition of a Unit, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values at the time of disposition. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Separation and Recreation of Units

U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under “Description of the Units—Separating and Recreating Units.”

Tax Consequences to Non-U.S. Holders

Payments on the Amortizing Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes, payments of principal and interest on the amortizing notes by us to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that in the case of interest:

•

such payments are not effectively connected to the Non-U.S. Holder’s conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, are not attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•

either (i) such Non-U.S. Holder certifies under penalties of perjury on a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, that it is not a U.S. person, and provides its name, address and U.S. taxpayer identification number (if any); (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds the amortizing notes on behalf of such Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) above has been received from the Non-U.S. Holder and furnished to the applicable withholding agent a copy thereof; or (iii) such Non-U.S. Holder holds its amortizing notes directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are satisfied.

Interest paid to a Non-U.S. Holder that does not satisfy the requirements described above will generally be subject to U.S. withholding tax at a rate of 30% (or lower applicable treaty rate, provided that the Non-U.S. Holder satisfies certain certification requirements). However, if a Non-U.S. Holder is engaged in a U.S. trade or business and interest on an amortizing note is effectively connected with the conduct of that trade or business, and if required by an applicable tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States, the Non-U.S. Holder will generally be subject to tax on the interest income as discussed below in “—Effectively Connected Income.”

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to and the procedures for establishing benefits under any applicable income tax treaty.

Settlement of a Purchase Contract

Subject to the discussions below under “—Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax upon the mandatory or early settlement of a purchase contract (except with respect to cash paid in lieu of a fractional share of our common stock, the tax consequences of which are described below under “––Sale or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock”).

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions, including deemed distributions, treated as dividends to the extent of our earnings and profits (as described above under “Tax Consequences to U.S. Holders—Taxation of Distributions on Common Stock

Acquired under the Purchase Contracts”) paid to a Non-U.S. Holder on shares of common stock acquired under a purchase contract generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or appropriate successor form) certifying its entitlement to benefits under the relevant treaty. Nevertheless, it is possible that we or other applicable withholding agents may apply such withholding to the entire amount of any distributions paid by us regardless of whether such distributions (or any portion thereof) are paid from our current and accumulated earnings and profits. If there is any over-withholding, a Non-U.S. Holder may be able to obtain a refund of the over-withheld amount from the IRS by complying with certain applicable procedures. If a Non-U.S. Holder is engaged in a U.S. trade or business, any constructive dividends that are effectively connected with the conduct of the trade or business, and if required by an applicable tax treaty, are attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States, will be treated as described below in “––Effectively Connected Income.”

Constructive Dividends

An adjustment to (or failure to make an adjustment or to adjust adequately) the settlement rates of a purchase contract may result in a taxable constructive stock distribution, as described above under “Tax Consequences to U.S. Holders—Constructive Dividends.” Any taxable constructive stock distribution from an adjustment to the settlement rates will generally be treated in the same manner as an actual distribution on our common stock, as described above under “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.”

Because a taxable constructive stock dividend would not give rise to any cash from which any applicable withholding could be satisfied, if withholding is required on the Non-U.S. Holder’s behalf (because the Non-U.S. Holder failed to establish an exemption from withholding), such amounts may be withheld from any payments of cash or common stock payable on the sale or settlement of a purchase contract. A Non-U.S. Holder who is subject to U.S. federal withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts. If a Non-U.S. Holder is engaged in a U.S. trade or business, any constructive dividends that are effectively connected with the conduct of the trade or business, and if required by an applicable tax treaty, are attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States, will be treated as described below in “—Effectively Connected Income.”

Sale or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or shares of common stock, unless:

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year in which the disposition takes place and certain other requirements are met, in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder would be subject to a flat 30% U.S. federal income tax on the gain, which may be offset by certain U.S.-source capital losses;

•

the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, and if required by an applicable tax treaty, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States, (the treatment of which is discussed below in “—Effectively Connected Income”), or

•	in the case of gain on shares of our common stock or a purchase contract (including the portion of gain on a Unit that is attributable to a purchase contract), and subject to the “regularly traded”

exception described below, we are or have been a U.S. real property holding corporation (“USRPHC”), as defined in the Code, at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period.

A U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we are not currently and will not become a USRPHC in the future. Even if we are or were to become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market in the United States within the meaning of applicable Treasury Regulations, (i) a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of shares of our common stock if the holder has not held more than 5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, and (ii) a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if the purchase contracts are considered to be regularly traded on an established securities market, the holder has not held more than 5% (actually or constructively) of the total outstanding purchase contracts at any time during the shorter of the five-year period preceding the date of disposition or such holder’s holding period, or (y) if the purchase contracts are not considered to be regularly traded on an established securities market and our common stock continues to be so traded, on the date such holder originally acquires purchase contracts and on any date on which such holder makes subsequent acquisitions of purchase contracts, all purchase contracts (and potentially shares of common stock) held (actually or constructively) by such holder after each such acquisition have an aggregate fair market value of no more than 5% of the fair market value of our total outstanding common stock on each such acquisition date. Though it is expected that the Units and our common stock will be treated as “regularly traded” on an established securities market, no assurance can be given in this regard. We will not initially apply to list the separate purchase contracts on any securities exchange, but we may apply to list such separate purchase contracts in the future as described under this prospectus supplement. It is not entirely clear whether purchase contracts could be treated as “regularly traded” on an established securities market by virtue of being a part of the Units that are so treated.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a U.S. trade or business (and, if required by an applicable income tax treaty, has a “permanent establishment” or “fixed base” maintained in the United States), the Non-U.S. Holder will generally be subject to tax on a net income basis in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) on payments (including any deemed distributions) on the Units, amortizing notes and shares of common stock and on gain recognized on a sale or other taxable disposition of the Units, purchase contracts, amortizing notes or shares of common stock that are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, are attributable to such “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States). In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) on effectively connected income. In order for payments of interest on the amortizing notes, constructive dividends with respect to the purchase contracts and dividends on the shares of common stock to be exempt from U.S. federal withholding tax described in “—Payments on the Amortizing Notes,” “––Constructive Dividends,” and “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI certifying that such income is effectively connected with the conduct of a U.S. trade or business (and, if applicable, attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States). These Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of the Units, purchase contracts, amortizing notes and shares of our common stock.

Information Reporting and Backup Withholding

U.S. Holders

In general, backup withholding and information reporting requirements may apply to certain payments to U.S. Holders on the amortizing notes, purchase contracts and shares of our common stock acquired under a purchase contract, and to the receipt of proceeds on the sale or other taxable disposition (including a retirement or redemption) of such instruments. Backup withholding (currently at a rate of 24 percent) may apply if a U.S. Holder fails to furnish its taxpayer identification number, fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. Holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that such U.S. Holder previously failed to properly report payments of interest or dividends, or such U.S. Holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Generally, the amount of interest on the amortizing notes, deemed distributions (if any) on a purchase contract and distributions on shares of our common stock to Non-U.S. Holders and the amount of tax (if any) withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holders. Copies of the information returns reporting such interest, deemed distributions, distributions and withholding may also be made available to the tax authorities in a country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In certain circumstances, a Non-U.S. Holder may be subject to information reporting and/or backup withholding tax in connection with payments on the amortizing notes, purchase contracts and shares of our common stock, or on the receipt of proceeds on the sale or other taxable disposition (including a retirement or redemption) of such instruments, unless such Non-U.S. Holder certifies its non-U.S. status under penalty of perjury on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, or otherwise establishes and satisfies the requirements of an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Legislation commonly known as the Foreign Account Tax Compliance Act and guidance thereunder (“FATCA”) requires withholding at a rate of 30% on dividends (including deemed dividends) in respect of our common stock and the purchase contracts, and interest on the amortizing notes, held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the IRS to report, on an annual basis, information with respect to interests or accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Similarly, dividends (including deemed dividends) in respect of our common stock and the purchase contracts, and interest on amortizing notes, held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the IRS. Additionally, in order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect United States owners. Proposed Treasury Regulations have been issued that would eliminate withholding on payments of gross proceeds (but not on payments of dividends or interest). Pursuant to the preamble to the proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury Regulations are issued or the proposed Treasury Regulations are withdrawn. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which shares of our common stock, purchase contracts, or amortizing notes is held will affect the determination of whether such withholding is required. We will not pay any additional amounts respect of any amounts withheld. Holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in the Units, purchase contracts, amortizing notes or shares of our common stock.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee nor the purchase contract agent will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Definitive Securities and Paying Agents

Book-entry securities represented by a global security will be exchanged for definitive (paper) securities only if:

•

the depositary is at any time unwilling or unable to continue as depositary for such security or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days; or

•

an event of default with respect to the amortizing notes, or any failure on the part of us to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and a beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.

The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and the indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us, the purchase contract agent and the trustee such security or indemnity and such evidence of ownership as we, the purchase contract agent and the trustee may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office specified in the purchase contract agreement or the indenture, as applicable. A form of such instrument of transfer will be obtainable at the relevant office. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated February    , 2026, between us, Jefferies LLC and RBC Capital Markets, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of Units shown opposite its name below:

Underwriter	Number of Units
Jefferies LLC
RBC Capital Markets, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent, such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the Units if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Units as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Units, that you will be able to sell any of the Units held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the Units to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $    per Unit. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $    per Unit to certain brokers and dealers. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units.

	Per Unit		Total
	Without Option to Purchase Additional Units	With Option to Purchase Additional Units	Without Option to Purchase Additional Units	With Option to Purchase Additional Units
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $    . We have agreed to reimburse the underwriters for certain additional expenses incurred in connection with this offering in an amount up to $100,000.

Listing

Our common stock is listed on Nasdaq under the trading symbol “VSEC.” The Units are expected to be listed on Nasdaq under the trading symbol “VSECU.”

Option to Purchase Additional Units

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,050,000 Units from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional Units proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We have agreed with the underwriters, for 60 days after the date of this prospectus supplement, subject to customary specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives of underwriters, other than (i) the issuance of securities pursuant to this offering and the Common Stock Offering, (ii) the issuance of options, warrants, restricted stock units, restricted stock or other equity awards to acquire shares of common stock granted pursuant to our stock plans that are described in the Prospectus, as such plans may be amended, (iii) the issuance of shares of common stock upon the exercise or vesting of any such options, warrants, restricted stock or other equity awards to acquire shares of common stock, (iv) shares of common stock issued upon exercise of outstanding warrants, or for the settlement or redemption of the purchase contract component of the Units offered hereby, (v) the filing of one or more Registration Statements on Form S-8 registering securities pursuant to company stock plans, (vi) the issuance or sale of common stock, or securities convertible into or exchangeable for, common stock as consideration for mergers, acquisitions, other business combinations, joint ventures, strategic alliances and other business transactions occurring after the date of this prospectus, provided that the aggregate number of shares of common stock, or securities convertible into or exchangeable for common stock, that the Company may issue or sell pursuant to this clause (vi) shall not exceed 5% of the total number of shares of common stock outstanding, or (vii) the shares of common stock to be issued to PAG pursuant to the Purchase Agreement.

Our directors and executive officers have agreed with the underwriters, for 60 days after the date of this prospectus supplement (the “Lock-Up Period”), subject to customary specified exceptions described below, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of our common stock or such other securities, in cash or otherwise; (iii) make any demand for, or exercise any right with respect to, the registration under the Securities Act of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (iv) publicly disclose the intention to do any of the foregoing, without the prior written consent of the representatives of underwriters (the “Lock-Up Agreements”).

The restrictions described in the immediately preceding paragraph do not apply to:

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock as a bona fide gift or gifts, provided, however, that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the Lock-Up Agreements and provided further, that any filing made pursuant to Section 16(a) of the Exchange Act shall include a footnote noting these circumstances;

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock by will or intestate succession upon the death of such person; provided, however, that the distributee, legatee, executor and/or administrator thereof agrees to be bound in writing by the restrictions set forth in the Lock-Up Agreements;

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock to any trust for the direct or indirect benefit of such person or the immediate family of such person; provided, however, that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the Lock-Up Agreements, and provided further, however, that any such transfer shall not involve a disposition for value and no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer;

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock to any general partnership, limited partnership, limited liability company, corporation or other legal entity which is wholly owned, directly or indirectly, by such person and/or immediate family of such person; provided, however, that such entity agrees to be bound in writing by the restrictions set forth in the Lock-Up Agreements, and provided further, however, that any such transfer shall not involve a disposition for value;

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock if such transfer involves sales of shares of common stock acquired in open market transactions after the completion of this offering, provided, however, that no filing or public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer;

•

transfers shares of common stock or any securities convertible into or exchangeable or redeemable for shares of common stock with the prior written consent of the representatives on behalf of the underwriters;

•

the exercise by such person of stock options granted, or the exercise or vesting of other equity awards, pursuant to the Company’s equity incentive plans; provided, that (a) such restrictions shall apply to any of such person’s shares of common stock issued upon such exercise or vesting, (b) if any filing is required under Section 16(a) of the Exchange Act in connection with such exercise or vesting, such filing shall include a statement to the effect that such filing is the result of the exercise or vesting pursuant to the Company’s equity incentive plans, and (c) such person does not otherwise voluntarily effect any other public filing or report regarding such exercise or vesting during the Lock-Up Period;

•

in the case of an option to purchase shares of common stock expiring or restricted shares of common stock or other equity awards vesting during the Lock-up Period, in each case on a “cashless” or “net exercise” basis, the sale or transfer of shares of common stock to the Company to satisfy any payment or tax withholding obligations in connection with the exercise of such option or vesting; provided, that if any filing is required under Section 16(a) of the Exchange Act in connection with such sale or transfer, such filing shall include a statement to the effect that such filing is the result of a transfer to the Company to satisfy any payment or tax withholding obligations in connection with such exercise or vesting, and such person does not otherwise voluntarily effect any other public filing or report regarding such sale or transfer during the Lock-Up Period; and

•

the establishment of any new contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, that (a) no sales of such person’s shares of common stock shall be made pursuant to such a new Plan prior to the expiration of the Lock-Up Period, and (b) any required public disclosure of such a new Plan prior to the expiration of the Lock-Up Period shall include or refer to the restrictions set forth in clause (a) of this paragraph.

The lock-up agreement precludes such person from engaging in any hedging or other transaction designed to, or which reasonably could be expected to lead to or result in, a sale or disposition of any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, even if such disposition would be made by someone other than such person.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Units at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Units in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Units or purchasing Units in the open market. In determining the source of Units to close out the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the option to purchase additional Units.

“Naked” short sales are sales in excess of the option to purchase additional Units. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of Units on behalf of the underwriters for the purpose of fixing or maintaining the price of the Units. A syndicate covering transaction is the bid for or the purchase of Units on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units. As a result, the price of the Units may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Units originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in the Units on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of the Units in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, Jefferies LLC acted as financial advisor to GenNx in connection with the PAG Acquisition, for which they are receiving customary fees and expenses. Certain of the underwriters in this offering are also acting as underwriters in our concurrent Common Stock Offering, for which they will receive customary fees and expenses. Also in connection with the PAG Acquisition, certain of the underwriters and/or their affiliates have provided committed financing under the Bridge Commitment, pursuant to which they receive customary commitment fees in connection with their respective commitments and, in the event we borrow under the Bridge Facility, would receive certain additional funding and other fees. Certain of the underwriters and/or their affiliates are also lenders and/or agents under the Revolving Facility. Certain of the underwriters in this offering also acted as underwriters in the 2025 Equity Offering, for which they received customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates.If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the Units offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

In relation to each European Economic Area Member State (each a “Relevant Member State”), the Units have not been offered or will not be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that the Units may be offered to the public in that Relevant Member State at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the underwriters for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, subject to obtaining the prior consent of the underwriters for any such offer,

provided that no such offer of the Units shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase or subscribe for any Units.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Units under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

a)	it is a qualified investor within the meaning of the Prospectus Regulation; and,

b)

in the case of any Units acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the Units acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriters has been given to the offer or resale; or (ii) where the Units have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, the offer of those Units to it is not treated under the Prospectus Regulation as having been made to such persons provided that no such offer of Units shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Regulation.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor, as that term is defined in the Prospectus Regulation, and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire Units in the offering.

United Kingdom

This prospectus supplement, the accompanying prospectus and any other material in relation to the Units described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; (iii) outside the United Kingdom (the “UK”); or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) in connection with the issue or sale of any Units may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The Units are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the Units will be engaged in only with, the Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No Units have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Units which has been approved by the Financial Conduct Authority, except that the Units may be offered to the public in the United Kingdom at any time:

a)

to any legal entity which is a qualified investor as defined under Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”);

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or

c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Units shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to

Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Units in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase or subscribe for any Units.

Each person in the UK who acquires any Units in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the Underwriters and their affiliates that it meets the criteria outlined in this section.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Units may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Futures Commission of Hong Kong and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the Units may not be offered for subscription to members of the public in Hong Kong. The recipients of this prospectus supplement and the accompanying prospectus are advised to exercise caution in relation to any offer of the Units. If recipients are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, they should obtain independent professional advice.

Each person acquiring the Units will be required, and is deemed by the acquisition of the Units, to confirm that it, he or she is aware of the restriction on offers of the Units described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that it, he or she is not acquiring and has not been offered any Units in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, 2001 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Units are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended) (the “FIEA”). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to or for the account of or the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account of or the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

United Arab Emirates

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other relevant licensing authority in the United Arab Emirates.

Switzerland

The Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Units or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Units will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Units has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Units.

Abu Dhabi Global Market

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the FSRA. It must not be delivered to, or relied on by, any other person. The FRSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FRSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Units to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Units offered should conduct their own due diligence on the Units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Units to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Units offered should conduct their own due diligence on the Units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Units may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Units without disclosure to investors under Chapter 6D of the Corporations Act.

The Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise. Any person acquiring Units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase Units under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the Addressed Investors); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the Qualified Investors). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our Units to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered Units, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer to be issued Units; (iv) that the Units that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering has been passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of VSE Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of PAG as of and for the year ended December 31, 2024 incorporated by reference in this prospectus supplement by reference to VSE Corporation’s Current Report on Form 8-K filed on February 2, 2026, have been audited by Baker Tilly US, LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The audited financial statements of PAG as of and for the year ended December 31, 2023 incorporated by reference in this prospectus supplement by reference to VSE Corporation’s Current Report on Form 8-K filed on February 2, 2026, have been audited by Hancock Askew & Co., LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at http://www.vsecorp.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website and the SEC’s website are not part of this prospectus supplement or the accompanying prospectus, and the references to our website and the SEC’s website do not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we subsequently file with the SEC (excluding any portions of such documents that are furnished and not filed with the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025;

•

our Current Reports on Form 8-K filed with the SEC on February 21, 2025, February  27, 2025 (Item 5.02 only), March  5, 2025, April  2, 2025, May  2, 2025, May  9, 2025, July  31, 2025, October  10, 2025, October  29, 2025, November  20, 2025, January  29, 2026 (Items 1.01, 2.03 and 3.02 only) and February 2, 2026;

•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2025; and

•

the description of our common stock set forth in Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, and all subsequently filed amendments and reports updating that description.

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus or the accompanying prospectus, (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

VSE Corporation

3361 Enterprise Way

Miramar, Florida 33025

Attention: Shareholder Services

Phone: (954) 430-6600

PROSPECTUS

VSE CORPORATION

Common Stock

Warrants

Rights

Debt Securities

Stock Purchase Contracts

Stock Purchase Units

We may from time to time issue, in one or more offerings, any combination of the securities described in this prospectus.

Each time we sell securities registered under this prospectus, we will provide the specific terms of the offering in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

We may sell securities registered under this prospectus directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of any of our securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may sell at any time and from time to time, in one or more offerings, any combination of the securities registered under this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of the offering of such securities. For a more complete understanding of the offering of our securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with different information from the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell any of our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. We make available, free of charge, on our website at http://www.vsecorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus any of the information contained at that site, other than documents we otherwise file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the shares of our Common Stock is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 8, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 9, 2024 and June 30, 2024 filed with the SEC on August 1, 2024.

•

our Current Reports on Form 8-K filed with the SEC on January 4, 2024, March 6, 2024 (Item 5.02 only), March 8, 2024, April 25, 2024, May 8, 2024 (Item 5.02 only), as amended on May 28, 2024, May 17, 2024, May 24, 2024 and August 1, 2024 (Item 8.01 only).

•

the description of the Common Stock contained in Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, and all subsequently filed amendments and reports updating that description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

VSE CORPORATION

3361 Enterprise Way

Miramar, Florida 33025

Attention: Shareholder Services

Phone: (954) 430-6600

VSE CORPORATION

We are a leading provider of aftermarket parts distribution and maintenance, repair and overhaul (“MRO”) services for air and land transportation assets for commercial and government markets. We operate in two reportable segments aligned with our operating segments: Aviation and Fleet.

We were incorporated in Delaware in 1959. As of December 31, 2023, we employed approximately 1,200 employees.

Aviation Segment

Our Aviation segment provides aftermarket MRO and distribution services to commercial, business and general aviation, cargo, military and defense, and rotorcraft customers globally. Core services include parts distribution, MRO services including engine components and accessories, fuel controls, avionics, pneumatics, hydraulics, wheel and brake, and rotable exchange and supply chain services.

Fleet Segment

Our Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to support the commercial aftermarket medium- and heavy-duty truck market, and the United States Postal Service (“USPS”). Core services include vehicle parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, and engineering and technical support.

Review of Strategic Alternatives for Fleet Segment

We have initiated a process to explore and evaluate strategic alternatives involving our Fleet segment with a view to enhance shareholder value (the “Strategic Process”). The Strategic Process could include, among other alternatives, a possible sale of the Fleet segment. We have not set a definitive timetable for the completion of the Strategic Process, and there can be no assurances that the process will result in a transaction. Any potential strategic alternative will be evaluated by the Board of Directors.

CORPORATE INFORMATION

Our principal executive offices are located at 3361 Enterprise Way, Miramar, Florida 33025. Our telephone number is (954) 430-6600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

RISK FACTORS

Investing in our Common Stock involves risk. Prior to making a decision about investing in our Common Stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated herein by reference and may be amended, supplemented or superseded from time to time by our quarterly reports on Form 10-Q and other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only risks to which we are exposed. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our Common Stock could decline, and you could lose all or a part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that, to the extent they are not recitations of historical fact, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this prospectus, the date of the prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	supply chain delays and disruptions;

•	risks related to our work on large government programs;

•	our ability to successfully integrate and realize the anticipated benefits of recently acquired businesses, including the acquisition of the Turbine Controls, LLC business;

•	our ability to successfully divest businesses and to transition facilities in connection therewith;

•	risks related to future business conditions resulting in impairments;

•	risks related to the intense competition in our industry;

•	risks related to the performance of the aviation aftermarket;

•	global economic and political conditions;

•	prolonged periods of inflation and our ability to mitigate the impact thereof;

•	challenges related to workforce management or any failure to attract or retain a skilled workforce;

•	our dependence on third-party package delivery companies;

•	compliance with government rules and regulations, including environmental and pollution risk;

•	risks related to technology security and cyber-attacks;

•	risks related to our outstanding indebtedness;

•	risks related to market volatility in the debt and equity capital markets; and

•

the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024.

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed or furnished to the SEC. Any document incorporated by reference or any prospectus supplement may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	financing acquisitions;

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital; and

•	capital expenditures.

We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the securities offered under this prospectus will be described in the prospectus supplement for such offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”). We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of Delaware General Corporation Law for additional information.

Common Stock

Authorized Shares. We are authorized to issue 23,000,000 shares of Common Stock, par value $0.05 per share. As of June 30, 2024 we had 18,420,008 shares of Common Stock outstanding, which excludes (i) 276,630 shares of Common Stock issuable upon the settlement of service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards outstanding as of June 30, 2024; (ii) 490,545 shares of Common Stock authorized and reserved for future issuance under our equity compensation plans as of June 30, 2024; and (iii) 127,268 shares of Common Stock issued on April 24, 2024 in connection with the TCI Acquisition.

Voting. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights.

Dividend Rights. Holders of Common Stock are entitled to receive dividends when, as and if declared by our board of directors, in its discretion, out of funds legally available for the payment of dividends.

Liquidation Rights. Upon the liquidation, dissolution or winding up of our company, the holders of Common Stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities.

Other Rights and Preferences. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Holders of Common Stock may act by unanimous written consent.

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust, One State Street, 30th Floor, New York, NY 10004. Its telephone number is 1-212-509-4000.

Listing. Our Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “VSEC.”

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of Delaware law, the Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of the Company by means of a tender offer,

•	acquisition of the Company by means of a proxy contest or otherwise, or

•	removal of the Company’s incumbent officers and directors

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

The By-laws provide that the board of directors will have a minimum of six and a maximum of nine members, which number will be determined by resolution of the board of directors or by the stockholders at the annual meeting. Directors are elected at each annual meeting of stockholders by a plurality of the votes cast. Any director may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the Company’s authorized number of directors may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or if there are no directors in office, then an election of directors may be held in the manner provided by statute.

Stockholder Meetings

Under the By-laws, only the Company’s chairman may call special meetings of the Company’s stockholders. Special meetings shall be called by the chairman or secretary at the request in writing of a majority of the board of directors or stockholders owning 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The By-laws establish advance notice procedures with respect to persons to be nominated for election as directors of the Company at the annual meeting of stockholders.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

The following summarizes the terms of stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the particular terms of the stock warrants it covers. These terms may include:

•	the offering price, if any;

•	the number of shares of Common Stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	certain U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the anti-dilution provisions of the stock warrants.

The shares of Common Stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of Common Stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of Common Stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of our Common Stock.

DESCRIPTION OF RIGHTS

We may issue rights to purchase Common Stock, debt securities or other securities or any combination thereof. These rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the rights in such offering. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the rights to purchase shares of our securities offered thereby, including the following:

•	the date of determining the securityholders entitled to the rights distribution;

•	the price, if any, for the rights;

•	the exercise price payable for the Common Stock, depositary shares, debt securities or other securities upon the exercise of the right;

•	the number of rights issued to each securityholder;

•	the amount of Common Stock, depositary shares, debt securities or other securities that may be purchased per each right;

•	any provisions for adjustment of the amount of securities receivable upon exercise of the rights or of the exercise price of the rights;

•	the extent to which the rights are transferable;

•	the date on which the right to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of rights;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate and/or rights agreement, which will be filed with the SEC if we offer rights. You are urged to read the applicable rights certificate, rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

The Company may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms summarized below will apply generally to any debt securities that the Company may offer under this prospectus, the particular terms of any debt securities that the Company may offer will be described in more detail in the applicable prospectus supplement or officer’s certificate. The terms of any debt securities offered under a prospectus supplement or officer’s certificate may differ from the terms described below. Unless the context requires otherwise, references to the indenture also refer to any supplemental indentures or officer’s certificates that specify the terms of a particular series of debt securities.

The Company will issue the debt securities under the indenture that it will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Company has filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures, officer’s certificates and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that the Company files with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. You are urged to read the applicable prospectus supplements or officer’s certificates and any related free writing prospectuses related to the debt securities that the Company may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that the Company may issue and it provides that the Company may issue debt securities up to the principal amount that the Company may authorize and may be in any currency or currency unit that the Company may designate. Except for the limitations on merger, consolidation and sale of all or substantially all of the Company assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in the Company’s operations, financial condition or transactions involving the Company.

The Company may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement or officer’s certificate.

The applicable prospectus supplement or officer’s certificate will describe the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	the forms of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the series of debt securities will be issued;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where the principal of, premium and interest, if any, on the series of debt securities shall be payable, where the series of debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the series of debt securities may be served, and the method of such payment, if by wire transfer, mail or other means;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed, in whole or in part, at the option of the Company;

•

the obligation, if any, of the Company to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which series of debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which the series of debt securities will be repurchased by the Company at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities shall be issuable, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that shall be payable upon declaration of acceleration of the maturity thereof;

•

the designation of the currency, currencies or currency units in which payment of the principal of, premium and interest, if any, on the series of debt securities will be made if other than U.S. dollars;

•

any addition to or change in the events of default under the indenture which applies to any series of debt securities and any change in the right of the trustee or the requisite Holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to or change in the covenants set forth under the indenture which applies to series of debt securities;

•

any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to series of debt securities if other than those appointed in the indenture the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	The Company’s right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture (which may modify or delete any provision of the indenture insofar as it applies to such series), and any terms that may be required by the Company or advisable under applicable laws or regulations.

Conversion or Exchange Rights

The applicable prospectus supplement or officer’s certificate may set forth the terms on which a series of debt securities may be convertible into or exchangeable for the Company’s Common Stock or its other securities. The applicable prospectus supplement or officer’s certificate may include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at the Company’s option. The applicable prospectus supplement or officer’s certificate may include provisions pursuant to which the number of shares of the Company’s Common Stock or the Company’s other securities that the holders of the series of debt securities receive would be subject to adjustment.

Events of Default under the Indenture

Unless otherwise provided in the prospectus supplement or officer’s certificate applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that the Company may issue:

•

if the Company fails to pay any installment of interest on such series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by the Company in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•

if the Company fails to pay the principal of, or premium, if any, on such series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if the Company fails to observe or perform any other covenant or agreement contained in the debt securities of such series or the indenture, other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after the Company receives written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to the Company in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, of such series of debt securities due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to the Company, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences (including acceleration described in the preceding paragraph), except that such waivers of defaults or events of default regarding payment of principal, premium, if any, or interest, require that the Company shall have paid or set aside with the trustee sufficient funds to pay all amounts then due and payable otherwise then due and payable otherwise then by acceleration. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that the trustee may refuse to follow any direction that conflicts with law or the indenture that the trustee determines may be unduly prejudicial to the rights of other holders of the debt securities of any series or that may involve the trustee in personal liability.

No holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies unless:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request for the trustee to initiate such action or proceeding;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

•	during such 60 day period the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

No holder of the debt securities of any series may use the indenture to prejudice the rights of another holder of the debt securities of such series or to obtain a preference or priority over another holder of the debt securities of such series.

On an annual basis, the Company will provide statements to the trustee regarding its compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

Unless otherwise provided in the prospectus supplement or officer’s certificate applicable to a particular series of debt securities, the Company and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the assumption of the Company’s obligations to the holders of the debt securities of any series by a successor to the Company;

•	to make any change that would provide any additional rights or benefits to the holders of the debt securities of any series or that does not adversely affect the legal rights hereunder of any holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act (“TIA”);

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to add guarantees with respect to the debt securities of any series or to provide security for the debt securities of any series; or

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by the Company and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless otherwise provided in the prospectus supplement or officer’s certificate applicable to a particular series of debt securities, the Company and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•

reduce the principal amount or change the fixed maturity of any debt securities of any series or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities of any series;

•	reduce the rate (or alter the method of computation) of or extend the time for payment of interest, including default interest, on any debt securities of any series;

•

waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities of any series, except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series and a waiver of the payment default that resulted from such acceleration;

•	make the principal of or premium, if any or interest on any debt securities of any series payable in currency other than that stated in the debt securities of any series;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the debt securities of any series to receive payments of principal of or premium, interest, if any, on the debt securities of any series and to institute suit for the enforcement of any such payments;

•	make any change in the foregoing amendment and waiver provisions; or

•

reduce the percentage in principal amount of any debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past defaults.

Discharge

The indenture provides that the Company can elect to be discharged from its obligations with respect to one or more series of debt securities that shall become due and payable within one year or are to be called for redemption within one year, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise its rights to be discharged, the Company must irrevocably deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series when payments are due on the date of maturity or the date fixed for redemption.

Form, Exchange and Transfer

The Company will issue the debt securities of each series only in fully registered form without coupons and, unless otherwise provided in the applicable prospectus supplement or officer’s certificate, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The indenture provides that the Company may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or another depositary named by the Company and identified in the applicable prospectus supplement or officer’s certificate with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement or officer’s certificate.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement or officer’s certificate, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement or officer’s certificate, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by the Company for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, the Company will impose no service charge for any registration of transfer or exchange, but the Company may require payment of any taxes or other governmental charges.

The applicable prospectus supplement or officer’s certificate will name the security registrar, and any transfer agent in addition to the security registrar, that the Company initially designates for any debt securities. The Company may, at any time, designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the Company elects to redeem the debt securities of any series, the Company will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange of any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities the Company is redeeming in part.

Information Concerning the Trustee

The debt securities will be issued under an indenture between us and a trustee to be named in the indenture. The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement or officer’s certificate, the Company will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The Company will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by it, except that unless otherwise indicated in the applicable prospectus supplement or officer’s certificate, the Company will make interest payments by check that it will mail to the holder or by wire transfer to certain holders. Unless otherwise indicated in the applicable prospectus supplement or officer’s certificate, the Company will designate the corporate trust office of the trustee as its sole paying agent for payments with respect to debt securities of each series. The applicable prospectus supplement or officer’s certificate will name any other paying agents that the Company initially designates for the debt securities of a particular series. The Company will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money the Company pays to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of the debt security thereafter may look only to the Company for payment thereof.

Governing Law

The indenture and the debt securities, and any claim, controversy or dispute arising under or related to the indenture or the debt securities, will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or U.S. treasury securities securing the holders’ obligations to purchase shares of Common Stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of certain U.S. federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•	any combination of these; or

•	through any method described in the applicable prospectus supplement.

The distribution of the securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on any organized market where the securities may be traded;

•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

•	in any other manner described in the applicable prospectus supplement.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	negotiated prices; or

•	prices determined according to the process described in the applicable prospectus supplement.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer the securities in a subscription rights offering to our existing holders of our securities, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of such securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for us by Jones Day. Additional legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

7,000,000 Units

% Tangible Equity Units

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies	RBC Capital Markets

   , 2026